Exhibit 10.1

ASSET PURCHASE AGREEMENT

among

EDWARDS LIFESCIENCES LLC,
a Delaware limited liability company, and

EDWARDS LIFESCIENCES A.G.,
a Swiss corporation,

and

C. R. BARD, INC.,

a New Jersey corporation, and

ANGIOMED GMBH & CO., MEDIZINTECHNIK KG,
a German limited partnership

December 6, 2007

i

4.	COVENANTS OF SELLERS		31
	4.1	Interim Operation of Business	31
	4.2	Post-Closing Cooperation	33
	4.3	Full Access and Pre-Closing Cooperation	33
	4.4	Consents; Third Party Arrangements	34
	4.5	Non-Compete	34
	4.6	Inventory List; List of Acquired Contracts	36
	4.7	[Intentionally Omitted]	36
	4.8	FDA Regulatory Matters	36
	4.9	Transition of FDA Applications	38

5.	COVENANTS OF BUYERS; MUTUAL COVENANTS		39
	5.1	Notice of Certain Events	39
	5.2	Regulatory Matters	40
	5.3	[Intentionally Omitted]	40
	5.4	Use of Names	40
	5.5	Records after Closing	40
	5.6	Certain Government Approvals	41
	5.7	Bulk Sales	42
	5.8	Confidentiality	42
	5.9	Product Liability	42
	5.10	Product Returns	43

6.	COVENANTS RELATING TO EMPLOYEES		43
	6.1	Buyer’s Employment of Selected Business Employees	43
	6.2	Prior Service	44
	6.3	Participation by Transferred Employees in Buyers’ Benefit Plans	44
	6.4	Non-Solicitation	44
	6.5	No Transfer of Employment.	45
	6.6	WARN Act Compliance	45

7.	CONDITIONS To closing		46
	7.1	Conditions to Each Party’s Obligations	46
	7.2	Conditions to Sellers’ Obligations	46
	7.3	Conditions to Buyers’ Obligations	47

8.	INDEMNIFICATION AND CERTAIN REMEDIES		47
	8.1	Survival of Representations and Warranties	47
	8.2	Indemnification by Sellers	48
	8.3	Indemnification by Buyers	51
	8.4	Third-Party Claims	52
	8.5	Tax Benefits; Adjustments to Purchase Price	53
	8.6	Exclusive Remedy	53

9.	TERMINATION AND ABANDONMENT		54
	9.1	Methods of Termination	54
	9.2	Termination Procedure and Effect	54

10.	MISCELLANEOUS		54
	10.1	Counterparts	54
	10.2	Notices	54
	10.3	Successors and Assigns	55
	10.4	Governing Law; Jurisdiction	55
	10.5	Amendment	56
	10.6	Entire Agreement	56
	10.7	Severability	56
	10.8	Specific Performance	56
	10.9	Publicity	56
	10.10	Interpretation	57
	10.11	Third Party Beneficiaries	57
	10.12	Knowledge Defined	58
	10.13	Expenses	58
	10.14	Damages	58

Annexes, Exhibits and Schedules:

Annex 1:	PMA Payments Milestones
Annex 2:	Manufacturing Transfer Payment Milestone

Exhibit A:	Bill of Sale
Exhibit B:	Cross License Agreement
Exhibit C:	Transition Services Agreement
Exhibit D:	Transition Supply Agreement
Exhibit E:	Clinical Studies Agreement
Exhibit F-1:	Disclosure Schedule
Exhibit F-2:	Buyers’ Schedule
Exhibit G-1:	US Seller Tax Certificate
Exhibit G-2:	EU Seller Tax Certificate

Index of Defined Terms

Term	Section

Accounting Methodologies	1.2(b)(i)
Acquired Contracts	1.1(a)(x)
Acquired IP Contracts	1.1(a)(x)
Agreement	Preamble
Allocation Disagreements	1.2(f)(ii)
Allocation Dispute Notice	1.2(f)(ii)
Allocation Methodology	1.2(f)(ii)
Ancillary Agreements	1.6(j)
Assigned IP Assets	1.1(a)(iv)
Assumed Obligations	1.3(a)
Business	Recitals
Business Data	2.20(a)
Business Employees	6.1(a)
Business Permits	1.1(a)(vii)
Buyer	Preamble
Buyer Allocation	1.2(f)(ii)
Buyer Consent	3.3
Buyer Indemnified Person	8.2(a)
Buyer Material Adverse Effect	3.2
Buyers	Preamble
Buyers’ Schedule	3
Claim	2.7(a)
Clinical Studies Agreement	1.6(j)
Closing	1.5
Closing Date	1.5
Closing Date Consideration	1.2(a)(i)
Closing Inventory Statement	1.2(b)(iv)
Closing Time	1.5
Code	1.4(d)(i)
Common Interest Agreement	5.8
Complaint System	2.7(b)
Confidentiality Agreement	5.8
Consent	2.3
Consignment Inventory Amount	1.2(b)(i)(B)
Contracts	2.4
Copyrights	1.1(a)(iv)
Covered Business	4.5(a)(i)
Cross License Agreement	1.6(j)
Current Inventory	1.2(b)(i)
Damages	8.2(a)

Term	Section

Deductible	8.2(b)
Directive	2.8(b)
Disclosure Schedule	2
Dispute Notice	1.2(b)(v)
Divestiture	5.6(c)
DMR	1.1(a)(ix)
DOJ	5.6(b)
Encumbrances	1.1(a)
Environmental Laws	2.19(b)(i)
ERISA	1.1(a)(ix)
Estimated Inventory Statement	1.2(b)(i)
EU Applications	2.16(b)
EU Buyer	Preamble
EU Law	2.8(b)
EU Seller	Preamble
EU Seller Tax Certificate	1.6(k)
Excluded Liabilities	1.3(b)
Excluded Taxes	1.4(d)(ii)
Extrusions	Annex 2
FD&C Act	2.8(b)
FDA Applications	2.16(b)
FDA Law	2.8(b)
FDA/EU Applications	2.16(b)
Final Inventory	1.2(b)(vi)
Final Purchase Price Allocation	1.2(f)(i)
Financial Information	2.5
FTC	5.6(b)
Governmental Entity	1.1(a)(vii)
HSR Act	5.6(b)
IDE	4.8(b)
Indemnitee	8.4
Indemnitor	8.4
Independent Firm	1.2(b)(vi)
Initial FDA Approval	Annex 1
Initial PMA Payment	Annex 2, Annex 1
Intellectual Property	1.1(a)(iv)
Inventory	1.1(a)(ii)
Inventory Amount	1.2(b)(i)(A)
Inventory Deficiency	1.2(b)(ii)
Inventory Excess	1.2(b)(ii)
IRBs	4.8(b)
Know-How	1.1(a)(iv)

v

Term	Section

Law	2.4
Manufacturing Agreement	1.1(a)(x)
Manufacturing Protocols	Annex 2
Manufacturing Transfer Payments	1.2(a)(iii)
Material Adverse Effect	2.1
Material Contracts	2.14(b), 2.14(b)
Materials of Environmental Concern	2.19(b)(ii)
MCA	5.8
MDRs	1.1(a)(ix)
Notice Date	1.2(b)(vi)
Notice Period	8.4(b)
Order	2.4
parties	Preamble
party	Preamble
Patent Claim	8.2(c)
Patent Claim Notice	8.2(c)(i)
Patent Damages	8.2(c)
Patents	1.1(a)(iv)
Permits	2.16(a)(ii)
Permitted Encumbrances	2.9(a)
Plans	1.1(b)(ix)
PMA	4.8(b)
PMA Application	4.8(b)
PMA License	4.9(d)
PMA Payments	1.2(a)(ii)
Presentation Date	1.2(f)(ii)
Primarily Used in Business	1.1(a)(xiv)
Product Liability	5.9
Product Records	1.1(a)(ix)
Product Specifications	1.1(a)(v)
Products	Recitals
Proposed Adjustments	1.2(b)(v)
Purchase Price	1.2(a)(iii)
RESILIENT IDE	4.8(b)
Retained Names	5.4(b)
Secondary FDA Approval	Annex 1
Secondary PMA Payment	Annex 1
Seller	Preamble
Seller Business Combination Transaction	4.5(b)
Seller Indemnified Person	8.3(a)
Sellers	Preamble
Shared Contract	1.1(d)

Term	Section

Tangible Assets	2.10
Target Inventory	1.2(b)(ii)
Tax	1.4(d)(iii)
Tax Return	1.4(d)(v)
Taxes	1.4(d)(iii)
Taxing Authority	1.4(d)(iv)
Third-Party Claim	8.4(a)
Third-Party Claim Notice	8.4(a)
Thirdy Party Patent	8.2(c)
Trademarks	1.1(a)(iv)
Transactions	Recitals
Transfer Taxes	1.4(b)
Transferred Assets	1.1(a)
Transferred Employee	6.1(b)
Transition Services Agreement	1.6(j)
Transition Supply Agreement	1.6(j)
Treasury Regulations	1.4(d)(vi)
TSA Employees	6.1(a)
US Buyer	Preamble
US Seller	Preamble
US Seller Tax Certificate	1.6(k)
WARN	2.13

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 6, 2007, is made by and among EDWARDS LIFESCIENCES LLC, a Delaware limited liability company (the “US Seller”), EDWARDS LIFESCIENCES A.G., a Swiss corporation (the “EU Seller” and together with the US Seller, “Sellers” and each a “Seller”), C. R. BARD, INC., a New Jersey corporation (the “US Buyer”), and ANGIOMED GMBH & CO., MEDIZINTECHNIK KG, a German limited partnership (the “EU Buyer” and together with the US Buyer, “Buyers” and each a “Buyer”).  Buyers, on the one hand, and Sellers, on the other hand, are each referred to herein as a “party” and collectively as the “parties.”

RECITALS

WHEREAS, the Sellers and their affiliates have established and maintain, and conduct, a business (the “Business”) that is engaged in the research and development, design, manufacturing, marketing, distribution and sale of peripheral vascular stents, which includes the following product lines of Sellers and their affiliates (“Products”):  (i) self expanding stents; (ii) balloon expanding stents; and (iii) delivery systems (including balloons and catheters contained therein) associated with the foregoing products; and

WHEREAS, Sellers desire to sell to Buyers, and Buyers desire to purchase from Sellers, all of the Transferred Assets (as defined below), which do not include the Excluded Assets (as defined below), and Buyers are willing to assume only the specified Assumed Obligations (as defined below) of Sellers and will assume no other liabilities or obligations, and the parties intend to consummate such sale and purchase and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the mutual covenants and consideration contained herein, the parties hereto covenant and agree as follows:

1.                                      PLAN OF ACQUISITION

1.1          Purchase and Sale of Transferred Assets

(a)           Transferred Assets.  Upon the terms and conditions set forth herein and subject to Section 1.1(b), at the Closing, Sellers will sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Buyers, and Buyers will buy, acquire and take from Sellers or their affiliates, all of Sellers’ and their affiliates’ right, title and interest in and to the Transferred Assets (as defined below), free and clear of all restrictions, liens, claims, mortgages, security interests or other encumbrances of any kind (“Encumbrances”), other than Permitted Encumbrances (as defined below).  “Transferred Assets” means all of Sellers’ and their affiliates’ right, title and interest in and to the following assets, properties, rights, goodwill and claims of Sellers or their affiliates that relate to the Business or the Products:

(i)            all of the tangible personal property and equipment Primarily Used in the Business, including the personal property and equipment listed on Schedule 1.1(a)(i);

(ii)           all finished goods inventory of the Business, excluding all inventories of raw materials and work-in-process but including all finished goods inventory in transit or held on consignment by any person, and any related packaging or other materials or supplies that are, without duplication, (x) held for sale by the Sellers or their affiliates on the Closing Date or (y) included in the Closing Inventory Statement (collectively, the “Inventory”);

(iii)          all computer hardware, databases and computer software Primarily Used in the Business, in each case, that are specifically used in the manufacture of the Products, including the hardware, databases and software listed on Schedule 1.1(a)(iii);

(iv)          all rights in and to the following U.S. and foreign intellectual property (the “Assigned IP Assets”):  (A) all Patents (as defined below) Primarily Used in the Business, including those Patents set forth in Schedule 1.1(a)(iv) but specifically excluding those set forth on Schedule 1.1(b)(ii); (B) all Copyrights (as defined below) Primarily Used in the Business, including those Copyrights set forth in Schedule 1.1(a)(iv); (C) all Trademarks (as defined below) Primarily Used in the Business, including those Trademarks set forth in Schedule 1.1(a)(iv); and (D) all Know-How (as defined below) used exclusively in the Business or related exclusively to any Product.  For the avoidance of doubt, the Know-How in (D) above includes Product Specifications (as defined below).  For purposes of this Agreement, “Intellectual Property” means and includes (1) patents (including applications, divisionals, provisionals, continuations, continuations-in-part, re-examinations, reissues or equivalent rights relating thereto, and their foreign counterparts), industrial designs, utility models and equivalent rights (“Patents”), (2) copyrights and copyrightable works (including software, systems, documentation, graphics, research materials, lab books and reports, advertising materials and website content) (“Copyrights”); (3) trade names, brand names, trademarks, service marks, corporate names, logos, domain names and other source indicators, and all of the goodwill associated with any of the foregoing (“Trademarks”); and (4) trade secrets, know-how, documents, drawings, procedures, inventions, compositions of matter, technology, processes, methods and formulae, confidential, proprietary or non-public information or materials in any form or media, and all other intellectual or industrial property not included in clauses (1) through (3) (“Know-How”);

(v)           all patterns, plans, designs, blueprints, sketches, drawings, research data, formulae, compositions, chemical formulations, design and other specifications, instructions for use, raw material and component lists and specifications, manufacturing processes and protocols, batch records, process descriptions and validations, procedures (including quality testing and standard operating procedures), equipment requirements, operating and other manuals, installation procedures and requirements, installation/operation/performance qualification protocols, data (including technical and computer data), records (including purchasing, regulatory compliance, risk management and research and development records), environmental control documentation, product and process improvements, proposals and related documentation, in each case, used exclusively in the Business or related exclusively to any Product (“Product Specifications”);

(vi)          all goodwill and other general intangible properties and assets (other than Intellectual Property) that are Primarily Used in the Business;

(vii)         except those Business Permits set forth on Schedule 1.1(b)(xvii) and to the extent transferable and excluding all PMA Applications, all approvals, licenses, permits, clearances, permissions, exemptions, certifications, authorizations, consents of, or declarations, registrations or filings with, any Federal, state, local, municipal, foreign or multi-national governmental or regulatory authority, agency, commission, court (including any arbitration panel), body or entity, or quasi-governmental, self-regulatory organization, commission, body, authority or agency (each a “Governmental Entity”) (including all FDA Applications (as defined below)) that are Primarily Used in the Business, including those listed on Schedule 1.1(a)(vii) (“Business Permits”), and all documentation specifically relating to all present and past Product clinical trials;

(viii)        a list containing (A) the names and addresses, to the extent available, of each person who purchased, during the period commencing on January 1, 2006 and ending on the date of this Agreement, any Products and (B) the amount of Products purchased by each such person during such period;

(ix)           other than documents related to the PMA Application for an SFA indication and to the extent transferable, all of the following to the extent that they primarily relate to any existing Product (in each case, whether such materials are evidenced in writing, electronically or otherwise):  (A) all material business records and all purchasing records and regulatory compliance records (including each device master record (“DMR”) file); (B) all regulatory correspondence; (C) all material records and all written correspondence concerning the FDA Applications (together with all supporting and background documentation); (D) submissions and reports to the FDA or any notified body or competent authority (including all supporting and background documentation); (E) manuals and procedures for assuring compliance with FDA Law and EU Law (as those terms are defined hereunder), CE technical files and all other records and materials necessary to comply with FDA Law and EU Law or similar requirements of third party auditors; (F) all data and information relating to nonclinical and clinical testing of Products, including all records related to the CONTINUUM, ETAGIUSS, MELOPEE, ELODIE Phase I and ELODIE Phase II studies; (G) risk management records; (H) supplier and vendor lists; (I)  service provider lists; (J) promotional literature and advertising materials with support data; (K) catalogs; (L) research material; (M) design history files, complaints, medical device reports (“MDRs”); (N) correction and removal reports; (O) corrective and preventive action reports, written memoranda or records documenting decisions not to file a 510(k); (P) other product development records; and (Q) all material business records, regulatory compliance records and correspondence, research material, design history files and other product development records related to past or current R&D projects (collectively, “Product Records”);

(x)            (A) the purchase orders and commitments of customers of the Business that are outstanding and unfulfilled on the Closing Date, (B) the Manufacturing Agreement by and among the US Seller and Admedes Schuessler GmbH, dated December 6, 2006 (the “Manufacturing Agreement”), (C) all other Contracts that are Primarily Used in the Business, other than those Contracts relating primarily to Intellectual Property and other than the “shared contracts” set forth on Schedule 1.1(a)(x)(C) and (D) Contracts Primarily Used in the Business and relating primarily to Intellectual Property, including those Contracts set forth in Schedule 1.1(a)(x)(D) (the “Acquired IP Contracts and together with the Contracts described in the foregoing sub-clauses (A) through (C) (other than inventor assignments), collectively, the “Acquired Contracts”);

(xi)           to the extent transferable, (x) all warranties or guarantees by any manufacturer or supplier to the extent related to any of the Transferred Assets, and (y) all rights, claims, causes of action, rights of recovery, rights to indemnification from third parties, refunds, deposits, rights of set off, and rights of recoupment, in each case to the extent related to any of the Transferred Assets or Assumed Obligations (as defined below) or Sellers’ or their affiliates’ ownership, control or use thereof prior to the Closing Date, including the right to recover all proceeds, settlements and damages therefrom; provided that, to the extent that any item under sub-clauses (x) and (y) above provides a right to make a claim against any third party and relates to an Excluded Liability or a liability or obligation in respect of which Sellers may be obligated to indemnify Buyers pursuant to this Agreement, such item shall not be transferred to Buyers until the later to occur of (A) the time at which Sellers no longer have any liability or obligation to indemnify Buyers under Article 8 in respect thereof and (B) the expiration of the eighteen (18) month survival period under Section 8.1;

(xii)          a schedule setting forth the current and historical compensation and benefits coverage of Transferred Employees, and historical sales rankings and sales data reports with respect to Transferred Employees;

(xiii)         all prototypes and other assets exclusively related to past or current R&D projects (including non-Biotronik PTA balloons, covered peripheral stents and stent grafts (other than (A) devices or methods for the treatment of structural heart disease or (B) devices or methods for the treatment of abdominal aortic aneurysms or thoracic aortic aneurysms) in development); and

(xiv)        all other assets listed on Schedule 1.1(a)(xiv).

For all purposes of this Agreement, the defined phrase “Primarily Used In the Business” shall mean primarily relating to, or used primarily or held for use primarily in or by, the Business or in connection with the development of the existing Products.  Notwithstanding anything herein to the contrary, Sellers shall retain possession of any Transferred Assets reasonably necessary, as mutually agreed by the parties, in connection with Sellers’ performance of their obligations under the Ancillary Agreements (as defined below) and such Transferred Assets shall be delivered to Buyers not at the Closing but as soon as reasonably practicable after the earlier of (x) the date on which such Transferred Asset is no longer reasonably necessary in connection with Sellers’ performance under the Ancillary Agreements or (y) the expiration or termination of the relevant Ancillary Agreements.  Furthermore, notwithstanding anything herein to the contrary, Sellers shall not be precluded from retaining copies of Transferred Assets that are documents (whether such documents are evidenced in writing, electronically or otherwise) necessary for retention in accordance with past practices for regulatory compliance or other similar purposes, provided that all such material shall be held in confidence in accordance with Section 5.8.  Upon the transfer, and not prior thereto, of (i) the PMA Application and the related Product Records pursuant to Section 4.8 and (ii) the RESILIENT IDE and the related Product Records pursuant to Section 4.9, the PMA Application, RESLIENT IDE and the Product Records related to each shall be deemed Transferred Assets.

(b)           Excluded Assets.  Notwithstanding anything to the contrary contained herein, Buyers shall not acquire any of Sellers’ and their affiliates’ right, title or interest in and to any asset, property, right, goodwill or claim, except for the Transferred Assets.  The assets, properties, rights, goodwill and claims of Sellers and their affiliates that shall not be transferred hereunder are referred to herein as the “Excluded Assets”, and, notwithstanding anything to the contrary contained herein, shall include the following:

(i)            all inventories of raw materials and work-in-process, as well as other tangible personal property and equipment set forth on Schedule 1.1(b)(i)

(ii)           all Intellectual Property set forth on Schedule 1.1(b)(ii);

(iii)          any real property, whether owned or leased (together with all easements, licenses, interests and all of the rights arising out of the ownership thereof or appurtenant thereto and together with all buildings, structures, facilities, fixtures and other improvements thereon);

(iv)          (A) all trade accounts receivable and other rights to payment from customers of the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods or products (including the Products) shipped or sold or services rendered to customers of the Business on or prior to the Closing Date, (B) all other accounts or notes receivable of the Business and the full benefit of all security for such accounts or notes, in each case, as of the Closing Date, and (C) any claim, remedy or other right related to any of the foregoing, in each case, as of the Closing Date;

(v)           other than the Transferred Assets listed in Schedule 1.1(a)(iii), Sellers’ information systems, including hardware and software;

(vi)          the cash and cash equivalents, bank accounts and other depository accounts of Sellers;

(vii)         all insurance policies held by any Seller or its affiliates and any refunds in connection with, and claims made against, such policies, and all claims, rights and causes of action against any third party that relate to the Business or any Transferred Assets, Excluded Assets or Excluded Liabilities (as defined below);

(viii)        any Tax refunds, operating losses or credits of Sellers; provided that any Tax refunds or credits attributable to the Business or the Transferred Assets that relate to any taxable period or portion thereof, beginning after the Closing Date, shall not constitute Excluded Assets;

(ix)           all rights in connection with, and assets held with respect to, any “employee pension benefit plans” as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any “employee welfare benefit plans” as defined in Section 3 of ERISA (collectively, “Plans”), in each case maintained by any Seller or its affiliates;

(x)            any employment or consulting agreements;

(xi)           assets (including records, data and files), rights or services used in connection with the finance, accounting, legal, quality, regulatory, logistics, administrative, governance or other general corporate functions of Sellers;

(xii)          all Contracts that are not Acquired Contracts or Acquired IP Contracts and all Contracts set forth on Schedule 1.1(b)(xii);

(xiii)         all claims, demands, deposits, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment to the extent relating to any of the Excluded Assets or Excluded Liabilities or as excluded pursuant to Section 1.1(a)(xi) hereof;

(xiv)        the company charter, qualifications to conduct business as a foreign company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock or security transfer books, shares of capital stock or other equity securities, certificates representing stock or other equity securities, and other documents relating to the organization, maintenance and existence of Sellers or their Affiliates;

(xv)         all personnel records and other records relating to the employees of the Business;

(xvi)        all rights of Sellers and Seller Indemnified Persons under this Agreement or any Ancillary Agreement; and

(xvii)       all assets set forth on Schedule 1.1(b)(xvii).

(c)           Procedure for Acquired Contracts not Transferable.  Provided that all of the conditions to Closing set forth in Article 7 shall have been satisfied or waived, (i) if any

Acquired Contract is not assignable or transferable to Buyers without the Consent (as defined below) of any Governmental Entity or other third person (other than Sellers or their affiliates), and (ii) such Consent has not been obtained at or prior to the Closing, then this Agreement shall not constitute an assignment or transfer thereof unless and until such Consent is obtained, and all liabilities related to such Acquired Contract that would, but for the absence of such Consent, constitute an Assumed Obligation shall not be assumed by Buyers hereunder, unless and until (and effective only from the date) such Consent has been obtained.  In such case, Sellers shall, at their sole expense (except with respect to the obligations to be performed by Buyers under the applicable Acquired Contract as provided herein below):  (x) for a period of nine (9) months following the Closing Date, continue to use commercially reasonable efforts to obtain such Consent pursuant to Section 4.4(a) as soon as practicable; (y) during the remaining term of such Acquired Contract, use commercially reasonable efforts to provide Buyers as promptly as practicable the benefits of such Acquired Contract to the same extent as if it had been assigned and transferred to Buyers at and as of Closing; and (z) cooperate in any commercially reasonable and lawful arrangement (including subleasing, sublicensing or subcontracting arrangements) designed to provide such benefits to Buyers to the same extent as if such Acquired Contract had been assigned and transferred at and as of Closing.  To the extent that Buyers are provided benefits of any Acquired Contract pursuant to clauses (y) or (z) above (whether from Sellers or otherwise), Buyers shall, to the extent permitted, use commercially reasonable efforts to perform on behalf of Sellers, pursuant to and in accordance with such Acquired Contract, and assume responsibility for, the obligations of Sellers that correspond to the benefits of such Acquired Contract provided by Sellers to Buyers.  Upon the receipt by Buyers or Sellers following the Closing of the Consent of the applicable Governmental Entity or third party to the assignment of an Acquired Contract not assigned at Closing, such Acquired Contract shall, without any further action on the part of Buyers or Sellers and without additional consideration, be deemed to have been assigned by Sellers to Buyers and all related Assumed Obligations shall be assumed by Buyers as of the date of the receipt of such Consent.

(d)           Procedure for Shared Contracts.  Sellers shall at their sole expense (except with respect to the obligations to be performed by Buyers under the applicable Shared Contract as provided herein below):  (x) use commercially reasonable efforts to provide Buyers as promptly as practicable the benefits of the relevant provisions of each Contract listed on Schedule 1.1(a)(xi)(C) (“Shared Contract”) during the remaining term of such Shared Contract to the same extent as if such Shared Contract had been assigned and transferred to Buyers at and as of Closing; and (y) cooperate in any commercially reasonable and lawful arrangement (including subleasing, sublicensing or subcontracting arrangements) designed to provide such benefits to Buyers to the same extent as if such relevant provisions of such Shared Contract had been assigned and transferred to Buyers at and as of Closing.  To the extent that Buyers are provided benefits of any such Shared Contract pursuant to clauses (x) or (y) above (whether from Sellers or otherwise), Buyers shall, to the extent permitted, use commercially reasonable efforts to perform on behalf of Sellers pursuant to and in accordance with such Shared Contract, and assume responsibility for, the obligations of Sellers that correspond to the benefits of such Shared Contract provided by Sellers to Buyers.

1.2          Purchase Price and Adjustments

(a)           Closing Date Consideration and Additional Consideration.  Upon the terms and subject to the conditions contained in this Agreement and in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Transferred Assets and further assurances by Sellers, and the assumption of the Assumed Obligations by Buyers, subject to Section 1.2(b) and (c), Buyers shall pay to Sellers the following amounts:

(i)            at the Closing, an aggregate amount in cash equal to $74,249,958 (the “Closing Date Consideration”);

(ii)           upon the achievement of the milestones set forth on Annex 1, the additional consideration set forth on such annex payable in accordance with such annex, which additional consideration shall be in an aggregate amount up to $50,000,000 (the “PMA Payments”); and

(iii)          upon satisfaction of the condition set forth on Annex 2, the additional consideration set forth on such annex payable in accordance with such annex, which additional consideration shall be in an aggregate amount equal to $15,000,000 (the “Manufacturing Transfer Payment”).

“Purchase Price” means the Closing Date Consideration together with, if payable, the PMA Payments and the Manufacturing Transfer Payments.

(b)           Price Adjustments Related to Inventory.  The Purchase Price payable under this Agreement shall be adjusted upward or downward as follows:

(i)            Within five (5) business days prior to the Closing Date, the US Seller shall deliver to Buyers a good faith estimate of the statement of the Inventory of the Business as of the Closing Time (the “Estimated Inventory Statement”), which:

(A)          indicates the aggregate value of the portion of such Inventory that is Current Inventory (as defined below) (the “Inventory Amount”); and

(B)           within such Inventory, separately identifies those that are on consignment with third parties, together with an indication of their aggregate value (the “Consignment Inventory Amount”) and their value by customer location.

“Current Inventory” means all Inventory excluding any obsolete or excess Inventory as determined in a manner consistent with the historical accounting methods, policies and practices of the Business as set forth on Schedule 1.2(b)(i)(A) (the “Accounting Methodologies”) and as reflected in the calculation of the Target Inventory set forth on Schedule 1.2(b)(i)(B).  The Estimated Inventory Statement shall be prepared using good faith estimates based on records of the Business.

(ii)           Based on the Inventory Amount in the Estimated Inventory Statement, the Closing Date Consideration will be adjusted as follows:  (x) if such Inventory Amount is less than the Target Inventory (the amount of any such deficiency referred to as the “Inventory Deficiency”), the Closing Date Consideration shall be adjusted downward by the amount of the Inventory Deficiency; (y) if such Inventory Amount is greater than the Target Inventory (the amount of any such excess referred to as the “Inventory Excess”), the Closing Date Consideration shall be adjusted upward by the amount of the Inventory Excess; or (z) if such Inventory Amount is equal to the Target Inventory, there shall be no adjustment made to the Closing Date Consideration.  The “Target Inventory” is equal to $15,309,262, which has been calculated as set forth on Schedule 1.2(b)(i)(B).

(iii)          Sellers shall order a physical count of non-consignment Inventory to be conducted by its third-party warehouse providers in the U.S. and Europe within five (5) business days of the Closing Date.  Both Sellers and Buyers shall have the right, but not the obligation, to attend and audit such physical count.  Representatives of Sellers and representatives of Buyers shall, together, conduct a physical inspection and count of Inventory on consignment with third parties at twenty (20) randomly selected customer locations in the U.S. and ten (10) randomly selected customer locations in Europe where such consignment Inventory is located.  Sellers and Buyers shall mutually agree on the randomly selected customer locations.  Sellers shall extrapolate the results of such sampling of locations, after making appropriate reconciling adjustments, to determine the Consignment Inventory Amount.

(iv)          Within forty-five (45) calendar days after the Closing Date, Sellers shall prepare and deliver to Buyers an unaudited statement of the Inventory of the Business as of the Closing Time (the “Closing Inventory Statement”).  The Closing Inventory Statement shall be prepared in the same manner as the statement of Target Inventory, based on the Accounting Methodologies, and shall present fairly the Inventory of the Business as of the Closing.  Buyers shall provide to Sellers, and any person designated by Sellers, with access to the books and records of the Business constituting Transferred Assets as may reasonably be requested by Sellers to prepare the Closing Inventory Statement.

(v)           For forty-five (45) calendar days after Buyers’ receipt of the Closing Inventory Statement, Buyers and their representatives (including outside accountants) shall have the right to, at their sole expense:  (A) review the work papers, schedules, memoranda and other documents and information prepared or reviewed by Sellers or their accountants or representatives in preparing the Closing Inventory Statement, and communicate at mutually acceptable times with the persons involved in the preparation of the Closing Inventory Statement; (B) conduct physical inspections and samplings of any Inventory (including raw materials and work-in-process held by Sellers in accordance with the Transition Supply Agreement), wherever located, including samplings of finished goods which are on consignment with third parties; and (C) advise Sellers in writing (a “Dispute Notice”) of any disagreement with the Closing Inventory Statement, together with a written indication of any adjustments (“Proposed Adjustments”) which Buyers in good faith believe are necessary to be made to the Inventory Amount or the Consignment Inventory Amount set forth therein, specifying in each case the exact dollar amount of each adjustment and the basis for requesting the Proposed Adjustments.  At the end of such period for delivery of a Dispute Notice, Buyers may not introduce any additional disagreements with any item on the Closing Inventory Statement, and any items in the Closing Inventory Statement that are not then disputed in any Dispute Notice shall be deemed agreed by Sellers and Buyers and shall be final and binding.  If Buyers submit a Dispute Notice, Buyers and Sellers shall promptly meet and make a good faith effort to resolve any disagreements between them concerning the Proposed Adjustments, and if Sellers and Buyers reach agreement on the resolution of such dispute, the Proposed Adjustments (with any changes agreed by the parties) shall be final and binding.  If Buyers do not submit any Dispute Notice within the forty-five (45) calendar day period pursuant to this Section 1.2(b)(v), then the Closing Inventory Statement shall be deemed the Final Inventory (as defined below).

(vi)          If any of the Proposed Adjustments in dispute cannot be so resolved within twenty (20) calendar days after the date of the Dispute Notice, the parties agree to promptly engage the services of a mutually acceptable independent accounting firm that has not performed services for either party or their affiliates within the three (3) calendar years prior to such engagement (the “Independent Firm”) to review and resolve all Proposed Adjustments on which the parties are unable to agree.  The Independent Firm shall only review disputed Proposed Adjustments and shall not have the ability to review any items not in dispute in the Dispute Notice or otherwise previously agreed by the parties.  Not later than ten (10) calendar days after engaging the Independent Firm (the “Notice Date”), Buyers and Sellers each shall present or cause to be presented to the Independent Firm in writing, and the Independent Firm shall review and consider, their respective positions with regard to the disputed Proposed Adjustments together with such supporting documentation, calculation or written statements as either party may wish to present, including documents generated by the parties during the physical counts contemplated by paragraph (iii) above.  Sellers and Buyers shall use their respective commercially reasonable efforts to cause the Independent Firm to render its decisions on the disputed Proposed Adjustments as soon as it is reasonably practicable but no later than thirty (30) calendar days after the Notice Date, including by promptly complying with all reasonable requests of the Independent Firm for information, papers, books, records and access to relevant personnel and outside accountants of the parties.  If a Proposed Adjustment to the Consignment Inventory Amount is in dispute, the Independent Firm shall base its determination in such respect on the review of relevant documents and discussions with customers holding Inventory on consignment at the counted sites.  The determination of the Independent Firm reached in accordance with this Section 1.2(b)(vi) shall be binding on the parties with respect to changes, if any, to be made to the Proposed Adjustments.  The final Inventory Amount determined pursuant to Sections 1.2(b)(v) and 1.2(b)(vi) is referred to herein as the “Final Inventory.”  If Buyers shall have submitted a Dispute Notice pursuant to Section 1.2(b)(v), then the final Inventory Amount as agreed to by the parties or determined by the Independent Firm shall be deemed the Final Inventory.

(vii)         In the event Buyers and Sellers submit any unresolved disagreements to the Independent Firm for resolution as provided herein, Buyers, on the one hand, and

Sellers, on the other hand, shall share responsibility for the fees and expenses of the Independent Firm as follows:  (x) if the Independent Firm resolves all of the unresolved disagreements in favor of either Sellers or Buyers, the other party shall be responsible for all of the fees and expenses of the Independent Firm; or (y) if the Independent Firm resolves certain of the unresolved disagreements in favor of one party and the rest of the unresolved disagreements in favor of the other party, each party shall be responsible for a proportionate amount of the fees and expenses of the Independent Firm based on the dollar amount of the unresolved disagreements resolved against such party compared to the total dollar amount of all unresolved disagreements originally submitted to the Independent Firm.

(viii)        Based on the Final Inventory, an adjustment payment shall be calculated and paid as follows:  (i) if the Final Inventory shall be less than the Inventory Amount set forth in the Estimated Inventory Statement, Sellers shall pay to Buyers the absolute value of the difference between such amounts; or (ii) if the Final Inventory shall be greater than the Inventory Amount set forth in the Estimated Inventory Statement, Buyers shall pay to Sellers the absolute value of the difference between such amounts.

(c)           Price Adjustment Related to Interim Sales Decline.  In the event that the total sales of the Business in the United States for any consecutive three-month period between the date of this Agreement and the Closing Date are less than $3,000,000 in the aggregate, then the Purchase Price payable under this Agreement shall be adjusted downward by an amount equal to $5,000,000.

(d)           Payment Method.  All payments under this Agreement will be made by wire transfer of immediately available funds to such account as will be specified by the party to receive such payment not less than two (2) business days before the date the payment is to be made.

(e)           Release of Encumbrances.  At the Closing, Sellers shall deliver to Buyers written evidence of full releases by third parties of any and all Encumbrances (other than Permitted Encumbrances) against the Transferred Assets in a form reasonably satisfactory to Buyers.

(f)            Allocation of Purchase Price; Individual Sales and Purchases.

(i)            Sellers and Buyers agree that the Purchase Price shall be allocated in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  Such allocation shall be determined as set forth below (the “Final Purchase Price Allocation”).  Sellers and Buyers agree to act in accordance with the computations and allocations as determined pursuant to this Section 1.2(f) in any relevant Tax Returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of Law (as defined below), and to cooperate in the preparation of any such forms and to file such forms in the manner required by applicable Law.

(ii)           The parties acknowledge that they have mutually prepared an  allocation methodology schedule attached hereto as Schedule 1.2(f)(ii) (the “Allocation Methodology”).  As soon as practicable, but no later than 10 calendar days after the Final Inventory has been determined pursuant to Section 1.2(b) hereof, Buyers shall prepare and deliver to Sellers a schedule with their purchase price allocation (the “Buyer Allocation”).  Such Buyer Allocation shall be prepared in accordance with the Allocation Methodology.  If Sellers have any good faith disagreement with the Buyer Allocation, they shall advise Buyers in writing (an “Allocation Dispute Notice”) of such disagreement within 30 calendar days of receiving the Buyer Allocation, and such disagreement shall be resolved as set forth below.  If Sellers shall not have submitted any Allocation Dispute Notice to Buyers by the end of such 30-day period, the Buyer Allocation shall be deemed the Final Purchase Price Allocation.  If the disagreement(s) set forth in the Allocation Dispute Notice (the “Allocation Disagreements”) cannot be resolved within 30 calendar days after the date of receipt of the Dispute Notice by Buyers, the parties agree to promptly engage the services of an Independent Firm to review the Buyer Allocation and resolve all such Allocation Disagreements.  Not later than 15 calendar days after engaging the Independent Firm (the “Presentation Date”), Buyers and Sellers each shall present or cause to be presented to the Independent Firm in writing, and the Independent Firm shall review and consider, their respective positions with regard to the Allocation Disagreements.  Sellers and Buyers shall use their respective commercially reasonable efforts to cause the Independent Firm to render its decisions on the Allocation Disagreements as soon as it is reasonably practicable but no later than thirty (30) calendar days after the Presentation Date, including by promptly complying with all reasonable requests of the Independent Firm for information, papers, books, records and access to relevant personnel and outside accountants of the parties.  The determination of the Independent Firm reached in accordance with this Section 1.2(f)(ii) shall be binding on the parties, and the purchase price allocation so determined by the Independent Firm shall constitute the Final Purchase Price Allocation.

(iii)          Sellers and Buyers shall follow and use such allocation in all income, sales, registration and other Tax Returns, filings and other related reports made by them to any Governmental Entities.  The parties shall make appropriate further adjustments to the allocations in the Final Purchase Price Allocation schedule to reflect any adjustments to the Purchase Price arising after preparation and delivery to Sellers of the Buyer Allocation.

(g)           Withholding.  Buyers shall be entitled to deduct and withhold or cause to be deducted and withheld from amounts otherwise payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under any provision of federal, state, local or foreign Tax Law.  Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

1.3          Assumption of Liabilities.

(a)           Limited Liabilities To Be Assumed.  As additional consideration for the purchase of the Transferred Assets, effective immediately after the Closing Date, in addition to the liabilities and obligations of Buyers under the Ancillary Agreements, Buyers shall assume, perform and discharge the following (collectively, the “Assumed Obligations”):

(i)            all liabilities and obligations accruing from, arising out of or relating to the conduct or operation of the Business by Buyers and their affiliates or the ownership or use of the Transferred Assets by Buyers and their affiliates for the period following the Closing Date (except to the extent such obligations or liabilities are the responsibility of Sellers pursuant to this Agreement or any of the Ancillary Agreements, including pursuant to Sellers’ indemnification obligations hereunder or thereunder);

(ii)           all liabilities and obligations of the Business arising under the Acquired Contracts that accrue from, arise out of or relate to the period following the Closing Date, except liabilities and obligations that arise from or relate to (A) defaults thereunder or breaches thereof by Sellers or any of their affiliates on or prior to the Closing or (B) events or conditions occurring prior to the Closing, which, after notice or lapse of time or both, would constitute a default or breach by Sellers or any of their affiliates);

(iii)          fifty percent (50%) of the Transfer Taxes;

(iv)          the patient follow up obligations with respect to the CONTINUUM PMA post-approval study; and

(v)           all liabilities and obligations of Buyers under this Agreement.

(b)           No Other Liabilities Assumed.  Except as expressly provided in this Agreement and other than the Assumed Obligations, Buyers shall not assume and shall not become liable to pay, perform or discharge any liabilities or obligations of any kind or nature, whether known or unknown, contingent or otherwise, arising at any time (the “Excluded Liabilities”), and such Excluded Liabilities shall include the following:

(i)            all liabilities and obligations with respect to Sellers’ Plans or with respect to Sellers’ or their affiliates’ employment of (x) current or former employees, officers, or directors of Sellers or their affiliates or (y) other persons, including liability for:  (A) damages (including reasonable out-of-pocket costs and fees incurred in connection with any claims) or interest; (B) termination of employment, unemployment payments, notice payments, severance (including with respect to Transferred Employees); (C) wages, salary, commissions, bonuses, deferred compensation, overtime and RTT time; (D) retention payments, benefits, vacation payments, options, incentives, pensions, other benefit plans or perquisites of any kind; (E) social security payments, payroll withholdings and Taxes, workers’ compensation; (F) employment agreements, consulting agreements, non-compete agreements, collective bargaining agreements; (G) claims by Governmental Entities (including social plans, pension plans, insurance plans, health plans or similar organizations); (H) claims by, or in respect of, any persons who are employees of Sellers or their affiliates on the Closing Date, or any former employees of Sellers or their affiliates (other than a Transferred Employee) who allege that they have become employees of Buyers or any of their affiliates as a result of the sale of the Business pursuant to Article L 122-12 of the French Labor Code or otherwise; in each case, arising out of the Closing or otherwise in connection with or related to the Transactions, the operations of Sellers’ or their affiliates’ other businesses, or the operation of the Business on or prior to the Closing Date;

(ii)           all liabilities or obligations with respect to any violations of any Law arising out of the activities, submissions, statements or filings made by any Seller or its affiliates related to the PMA Application and Sellers’ efforts to obtain either the Initial FDA Approval or the Secondary FDA Approval, in each case, following the Closing Date and on or prior to the date that the PMA Application, Initial FDA Approval and/or Secondary FDA Approval is transferred to Buyers, as set forth in Section 4.9 hereunder;

(iii)          any liability or obligation of Sellers under, or for costs and expenses in connection with the negotiation and execution of, this Agreement or the Ancillary Agreements or the consummation of the Transactions (in each case, other than as set forth in this Agreement);

(iv)          any liability or obligation of Sellers and their affiliates under any Acquired Contract, to the extent not assumed by Buyers pursuant to Section 1.3(a)(ii);

(v)           liabilities or obligations related to any Excluded Asset;

(vi)          any liability or obligation for Excluded Taxes (as defined below) and any liability or obligation for Transfer Taxes to the extent Sellers are responsible for such Transfer Taxes pursuant to Section 1.4(b);

(vii)         all inter-company accounts between a Seller and any of its affiliates; and

(viii)        all liabilities or obligations for money borrowed or relating to any indebtedness or accounts payable of Sellers or their affiliates (including the Business).

Sellers shall remain solely and exclusively liable for the Excluded Liabilities.

1.4          Taxes.

(a)           Property Taxes and Assessments.  In the case of personal property Taxes and special assessments relating to the Transferred Assets, Sellers shall be responsible for and shall pay their pro rata portion of such Taxes allocable to the period ending on the Closing Date, and Buyers shall be responsible for and shall pay their pro rata portion of such Taxes allocable to the period after the Closing Date.  Sellers and Buyers shall cooperate in timely making all filings, returns, reports, and forms as may be required to comply with the provisions of the relevant Tax Laws.  In the event that one of the parties pays such Taxes attributable to a period for which the other party is responsible, the other party shall promptly reimburse the paying party for its share of such Taxes.

(b)           Transfer Taxes.  Sellers, on the one hand, and Buyers, on the other hand, shall each bear and be responsible for fifty percent (50%) of the amount of any sales, use, transfer, documentary, recording, gains and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereof (collectively, “Transfer Taxes”) arising out of the sale or transfer of the Transferred Assets pursuant to this Agreement, and the parties shall cooperate as to the filing of all necessary documentation with respect to such Transfer Taxes.

(c)           Taxes Generally.  Sellers shall pay all Excluded Taxes, and Buyers shall pay all Taxes attributable to the operation of the Business or the ownership of the Transferred Assets to the extent such Taxes are allocable to any period after the Closing Date.

(d)           Definitions Relating to Taxes.

(i)            “Code” means the Internal Revenue Code of 1986, as amended.

(ii)           “Excluded Taxes” means (i) all Taxes attributable to the Business or the Transferred Assets that relate to any taxable period, or portion thereof, ending at or before the Closing Date, and (ii) all Taxes of Sellers, whether or not attributable to the Business or the Transferred Assets, and whether or not arising from or related to the transactions contemplated by this Agreement.

(iii)          “Tax” or “Taxes” means all United States federal, state, local, or foreign income, profits, estimated, franchise, gross receipts, net receipts, capital, capital stock, net worth, sales, use, withholding, turnover, goods and services, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), recording, stamp, transfer, conveyance, severance, production, excise, emergency excise, alternative or add-on minimum, payroll, unemployment insurance, premium, environmental, windfall profit, custom, duty, documentary, information reporting, back-up withholding, and other taxes, withholdings, duties, levies, imposts, license and registration fees, and other similar charges and assessments (including all fines, penalties, and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and all interest thereon and any liability arising pursuant to the application of Treasury Regulation section 1.1502-6 or any similar provision of any applicable state, local or foreign Tax Law) imposed by or on behalf of any Taxing Authority.

(iv)          “Taxing Authority” means any foreign, federal, state or local government, political subdivision or Governmental Entity or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority, body, or instrumentalities exercising any authority to impose, regulate or administer the imposition of Taxes.

(v)           “Tax Return” means any return, statement, report, filing, estimate, declaration, claim for refund, information return or statement, or form, including in each case any amendments thereto, required to be filed with any Taxing Authority by or with respect to Taxes.

(vi)          “Treasury Regulations” means the U.S. treasury regulations promulgated pursuant to the Code.

1.5          Closing.  The closing of the Transactions (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on any business day mutually agreed to by Buyers and Sellers, within five (5) business days following the date all conditions set forth in Article 7 of this Agreement are satisfied (such date is referred to herein as the “Closing Date” and, as used herein, 11:59 p.m. on the Closing Date shall be deemed to be the “Closing Time”).  The parties intend, and shall use their commercially reasonable efforts, to cause the Closing to occur as soon as reasonably practicable after the date of this Agreement.

1.6          Closing Deliverables.  At the Closing:

(a)           the US Seller shall deliver the Estimated Inventory Statement to Buyers in accordance with Section 1.2(b)(i), and Buyers shall deliver to Sellers the Closing Date Consideration in accordance with Section 1.2(a) as adjusted pursuant to Section 1.2(b)(ii);

(b)           (i) each Seller shall deliver to Buyers a Bill of Sale, or a comparable foreign law transfer instrument, and (ii) each Seller shall deliver to Buyers, and each Buyer shall deliver to Sellers, an Assignment and Assumption Agreement, or a comparable foreign law transfer instrument, in each case duly executed by such Seller or Buyer, as the case may be, in substantially the form attached hereto as Exhibit A, as the case may be;

(c)           each Seller shall deliver to Buyers one or more assignments for any Intellectual Property registrations and applications included in the Assigned IP Assets in the form(s) provided to such Seller by Buyers, provided that such form(s) shall be commercially reasonable for the purpose of recordation at the applicable government agency or registry in the applicable country or jurisdiction;

(d)           Sellers shall deliver to Buyers all such deeds, endorsements, assignments, documents of title and other instruments necessary to vest in Buyers good and marketable title to the Transferred Assets;

(e)           the US Seller shall deliver to Buyers the certificate described in Section 7.3(a);

(f)            the US Buyer shall deliver to the US Seller the certificate described in Section 7.2(a);

(g)           the US Seller shall deliver to Buyers, and the US Buyer shall deliver to Sellers, an incumbency certificate of each Seller or each Buyer, as the case may be, as to the person or persons authorized to execute and deliver the documents contemplated in this Section 1.6 and any other documents to be executed and delivered by such Seller or Buyer, as the case may be, in connection with the Transactions and the specimen signatures of such person or persons;

(h)           the US Seller shall deliver to Buyers evidence of all Consents required at Closing pursuant to Section 7.3(b);

(i)            as more fully described in Section 1.2(d), Sellers shall deliver written evidence of full releases by third parties of any and all Encumbrances (other than Permitted Encumbrances) against the Transferred Assets to Buyers in a form reasonably satisfactory to Buyers;

(j)            Sellers and Buyers shall execute and deliver the Cross License Agreement in the form attached hereto as Exhibit B (the “Cross License Agreement”), the Transition Services Agreement in the form attached hereto as Exhibit C (the “Transition Services Agreement”), the Transition Supply Agreement in the form attached hereto as Exhibit D (the “Transition Supply Agreement”) and the Clinical Studies Agreement in the form attached hereto as Exhibit E (the “Clinical Studies Agreement” and together with the Bill of Sale, the Assignment and Assumption Agreement, the Cross License Agreement, the Transition Services Agreement and the Transition Supply Agreement, the “Ancillary Agreements”);

(k)           US Seller shall deliver to Buyers a tax certificate (the “US Seller Tax Certificate”) substantially in the form attached hereto as Exhibit G-1, duly completed and executed by US Seller pursuant to section 1.1445-2(b)(2) of the Treasury Regulations, certifying that US Seller is not a “foreign person” within the meaning of Section 1445 of the Code.  EU Seller shall deliver to Buyers a tax certificate (the “EU Seller Tax Certificate”) substantially in the form attached hereto as Exhibit G-2, duly completed and executed by EU Seller pursuant to section 1.1445-2(c)(1) of the Treasury Regulations, certifying that EU Seller has not transferred any property to Buyers that is a “United States real property interest” within the meaning of Section 897 of the Code; and

(l)            each party shall execute and deliver such other appropriate and customary certificates and documents as the other party reasonably may request for the purpose of consummating the Transactions.

All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

1.7          Accounts Receivable.  Any amounts relating to accounts receivable arising on or prior to the Closing Date in connection with the operation of the Business that are mistakenly paid to Buyers shall be paid by Buyers to Sellers, and any amounts relating to accounts receivable arising after the Closing Date in connection with the operation of the Business that are mistakenly paid to Sellers shall be paid by Sellers to Buyers.

1.8          Further Assurances.  After the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as may reasonably be deemed necessary or advisable by any party in order to consummate the Transactions and to vest fully in

Buyers title to and ownership of the Business and the Transferred Assets (including, upon request by Buyers, assistance in the collection or reduction to possession of any of the Transferred Assets and payment or discharge of any Permitted Encumbrances on any of the Transferred Assets).

2.                                      REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, with respect to itself and the Transferred Assets and Assumed Obligations owned or held by it prior to the Closing, provides to each Buyer the representations and warranties contained in this Article 2, as of the date of this Agreement and as of the Closing, except as set forth in the disclosure schedule attached as Exhibit F-1 (the “Disclosure Schedule”).  The Disclosure Schedule is arranged to cross-reference the numbered Sections of this Agreement to which disclosures apply; provided that any disclosure included in the Disclosure Schedule shall also be deemed to qualify and apply to any other Section of this Article 2 if it is reasonably apparent from the disclosure set forth in such Section of the Disclosure Schedule that it applies to such other Section.  No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule.  No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation occurred or exists.

2.1          Organization and Good Standing.  Each Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and is in good standing to do business as a foreign entity in all jurisdictions where failure to be in good standing would reasonably be expected to result in a Material Adverse Effect.  As used in this Agreement, “Material Adverse Effect” means any event, circumstance, occurrence, condition, development, change or effect that, individually or in the aggregate with all other events, circumstances, occurrences, conditions, developments, changes and effects:  (A) is or would reasonably be expected to be materially adverse to the assets, rights, properties, liabilities, operations, results of operations or financial condition of the Business, other than any such event, circumstance, occurrence, condition, development, change or effect to the extent resulting from or arising in connection with (i) any change after the date of this Agreement in general economic or financial market conditions, (ii) any change after the date of this Agreement in GAAP or changes in Law (including Tax Laws or Tax regulations), (iii) general changes or developments after the date of this Agreement in the industry in which the Business is operated or in the medical devices industry, (iv) the public announcement of this Agreement, including any loss of sales in the United States or loss of employees or labor disputes or employee strikes, slowdowns, job actions or work stoppages or labor union activities (except that this clause (iv) shall not apply in respect of Section 2.3 or 2.4), (v) any war, act of terrorism, civil unrest, natural disasters, acts of God or similar events occurring after the date of this Agreement, or (vi) any action by Sellers taken with the consent or at the direction of Buyers or the compliance by Sellers with the terms of this Agreement, except in each of the cases in clauses (i) through (iii) and (v) to the extent any such changes have or would reasonably be expected to have a disproportionate adverse effect on the Business as compared to other businesses in the industry in which the Business is operated; or (B) would reasonably be expected to prohibit or materially delay Sellers’ ability to fulfill any of their respective material obligations under this Agreement or the Ancillary Agreements or to consummate the Transactions in accordance with this Agreement.

2.2          Authority; Binding Effect.   Each Seller has the corporate or limited liability company power and authority, and all Permits (as defined below) required by any Governmental Entities or other authorities, to own, lease and operate its assets and property and to carry on its business as now being conducted, except as would not reasonably be expected to result in a Material Adverse Effect.  Each Seller has the requisite power and authority to execute, deliver and perform this Agreement, the Ancillary Agreements and the other documents required to be executed by it pursuant to this Agreement.  This Agreement, the Ancillary Agreements and each of the other documents to be executed in connection with this Agreement have been duly authorized, executed and delivered (or when executed, will be duly executed and delivered) by each Seller and no other proceedings on the part of any Seller (or its affiliates, directors or shareholders) are necessary to authorize, consummate and perform this Agreement, the Ancillary Agreements, the other documents to be executed in connection herewith or the Transactions.  Assuming they constitute the legal, valid and binding obligation of each Buyer, this Agreement, the Ancillary Agreements and the other documents executed or to be executed in connection with this Agreement are, or when executed and delivered will be, the legal, valid and binding obligations of each Seller enforceable in accordance with their terms, except as enforceability may be (a) limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws and (b) subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

2.3          Consents.  Except as set forth in Section 2.3 of the Disclosure Schedule, there are no authorizations, consents, permits, waivers, orders, licenses or approvals of, or declarations, registrations or filings with, any Governmental Entity or any other third party or person (each, a “Consent”) that are required in connection with the execution, delivery or performance by Sellers of this Agreement, the Ancillary Agreements or the other agreements executed or to be executed by Sellers in connection with this Agreement or the consummation by Sellers of the Transactions, other than Consents the failure of which, individually or in the aggregate, to obtain would not reasonably be expected to result in a Material Adverse Effect or limit or materially adversely affect Buyers’ ability to (a) own or use the Transferred Assets or (b) own and operate the Business following the Closing.  Notwithstanding the foregoing, certain Non-U.S. Contracts (as defined below) may require Consent in connection with the execution, delivery or performance by Sellers of this Agreement, the Ancillary Agreements or the other agreements executed or to be executed by Sellers in connection with this Agreement or the consummation by Sellers of the Transactions.  Such Non-U.S. Contracts will be listed in a supplement to Section 2.3 of the Disclosure Schedule after the date of this Agreement and on or prior to the Closing Date.  As such, the representations and warranties set forth in this Section 2.3 with respect to such Non-U.S. Contracts will be true and correct only as of the Closing Date and not as of the date of this Agreement.

2.4          No Breach.  Except as set forth in Section 2.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement, the Ancillary Agreements and the other documents executed or to be executed in connection herewith, and the consummation by Sellers of the Transactions do not and will not, with or without notice or lapse of time or both, violate, breach, conflict with, constitute a default under, or permit the termination or the acceleration of maturity or performance of, or result in the imposition of any Encumbrance upon any property, right or asset of the Sellers or their respective affiliates (including the Transferred Assets) or any of the Assumed Obligations pursuant to:  (i) any provision of the respective certificate of incorporation, certificate of formation, charter, limited liability company agreement, bylaws or other similar organizational documents of any Seller; (ii) any federal, state, local or foreign law, statute, ordinance, rule, regulation, guidance or guideline (“Law”) or order, writ, judgment, injunction, award or decree of any Governmental Entity (“Order”) to which any Seller or their respective affiliates or any of their respective assets, rights or properties or any of the Assumed Obligations are subject; or (iii) any contract, agreement, license, commitment, lease, purchase order or other instrument (including with customers, suppliers, distributors or employees), note, bond, indenture, mortgage, deed of trust, loan, guarantee, security agreement, pledge agreement or other evidence of indebtedness (collectively, “Contracts”) to which any Seller or their respective affiliates is a party, by which any Seller or their respective affiliates is bound, or to which any of the Transferred Assets, Assumed Obligations or the Business is subject except, in the case of clause (ii) or (iii) above, for any violations, conflicts, defaults, breaches, terminations, accelerations or impositions that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.5          Financial Information.  The financial information set forth on Section 2.5 of the Disclosure Schedule (the “Financial Information”) fairly presents, in all material respects, (i) the Inventory of the Business as of September 30, 2007, (ii) the direct revenues of the Business for the year ended December 31, 2006 and the ten (10) months ended October 31, 2007, and (iii) the actual gross profit of the Business for the year ended December 31, 2006 and the ten (10) months ended October 31, 2007.  The Inventory of the Business as of September 30, 2007 has been prepared in accordance with the Accounting Methodologies, and the direct revenues and actual gross profit of the Business described above has been prepared in accordance with Sellers’ historical management accounting methods, consistently applied throughout such periods.

2.6          Tax Liabilities.  There are no Encumbrances on any Transferred Asset imposed by any Taxing Authority and, to the knowledge of Sellers, there is no proposal by any Taxing Authority to attach any such Encumbrances.

2.7          Litigation.

(a)           There is no material (i) suit, claim (including warranty and product liability claims), action, complaint, demand, litigation, arbitration, hearing, charge, notice, inquiry, review, investigation or proceeding (collectively, a “Claim”) or (ii) Order in effect, pending or asserted, or to the knowledge of Sellers threatened, against any Seller or any of its affiliates with respect to the Business, the Transferred Assets or the Assumed Obligations, or otherwise in any material respect affecting the Business, the Transferred Assets or the Assumed Obligations or the ability of Sellers to consummate the Transactions.

(b)           Sellers’ and their affiliates’ quality systems and records for complaint management and corrective and preventive action and any other complaint handling system required by any other Governmental Entity (“Complaint System”) relating to the Products has been made available for review by Buyers and contains, in all material respects, true, complete and correct records and information about all Products.  The records of Sellers and their affiliates relating to credits and allowances made with respect to any Products have been made available for review by Buyers and are true, complete and correct in all material respects.

(c)           Except as set forth in Section 2.7(c) of the Disclosure Schedule, Sellers have made no material modifications to any Product because of Claims concerning defects in such Product.  Except as set forth in Section 2.7(c) of the Disclosure Schedule, since January 1, 2003, neither Sellers nor any of their affiliates has been a defendant in any litigation involving product liability or warranty claims, in each case with respect to the Products, and, since such date, to the knowledge of Sellers, no such litigation has been threatened.

2.8          Compliance With Laws.

(a)           Each Seller and its affiliates is in compliance with all Laws and Orders applicable to the Business, the Transferred Assets and the Assumed Obligations and its own posted and internal policies regarding privacy and personal information, except as would not reasonably be expected to result in a Material Adverse Effect, and has not received any written notification of any alleged failure or noncompliance with respect to the foregoing.

(b)           Without limiting the generality of the foregoing, except as set forth in Section 2.8(b) of the Disclosure Schedule 2.8(b), Sellers and their affiliates have conducted and are conducting the Business and have used and are using the Transferred Assets in compliance in all material respects with the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), 21 U.S.C. §301 et seq., and applicable regulations promulgated thereunder by the FDA (collectively, “FDA Law”) and European Union Directive 93/42 EEC, as amended (the “Directive”), and applicable national legislation of the European Union Member States (collectively, “EU Law”).  Each Medical Device, as that term is defined in 21 U.S.C. § 321(h) (Section 201(h) of the FD&C Act) or Article 1.2 of the Directive, that has been or is being developed, manufactured, tested, packaged, labeled, distributed or marketed by the Business, has been and is being developed manufactured, tested, packaged, labeled, distributed or marketed by the Business in compliance in all material respects with applicable Laws, including FDA Law or EU Law, including those relating to:  (A) good manufacturing practices, including quality systems requirements; (B) regulatory approvals or clearances to market Medical Devices in the United States; (C) investigational devices; (D) clinical studies and the protection of human subjects; (E) labeling; (F) record keeping; and (G) filing of reports to the FDA or EU competent authority.

(c)           Except as set forth in Section 2.8(c) of the Disclosure Schedule, none of the Products have been recalled, whether voluntarily or otherwise, or are or have been subject to device removals or corrections required to be reported to the FDA or any other Governmental Entity, and Sellers have not received notice, either completed or pending, of any proceeding seeking a recall, removal, or corrective action of any Products.

(d)           Neither Sellers nor their affiliates nor any of their employees (or to the knowledge of Sellers, agents) have knowingly made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity or notified body with respect to any Product tested, manufactured, distributed, or sold by Sellers or their affiliates, or failed to disclose a material fact required to be disclosed to any Governmental Entity or notified body.

(e)           Sellers and their affiliates and their officers, directors and employees (and to the knowledge of Sellers, agents) have not, with respect to the Business:  (A) been debarred or received notice of action or threat of action with respect to debarment under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7, 45 C.F.R. Part 76 or any equivalent provisions in any other jurisdiction; or (B) been subject to any other enforcement action involving the FDA or similar Governmental Entity in any other jurisdiction, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending, asserted or, to the knowledge of Sellers, threatened against same.

(f)            Without limiting the generality of the foregoing, each Seller and its affiliates are conducting the Business and using the Transferred Assets, and have always conducted the Business and used the Transferred Assets, in compliance with the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the Stark Law (42 U.S.C. § 1395nn), the False Claims Act (31 U.S.C. § 3729 et seq.) and all of the regulations promulgated under all such statutes.

(g)           To the extent applicable to the Business and to the knowledge of Sellers:

(i)            each Seller and each affiliate pays only reasonable travel and meal costs for health care professionals receiving training sponsored by it, and each such health care professional has a bona fide need for such training;

(ii)           (A) each Seller and each affiliate provides educational grants to third party educational sponsors only if such sponsors have a genuine educational purpose or function and only when:  (x) the educational gathering is primarily dedicated to promoting objective scientific and educational activities and discourse; and (y) the training institution or the conference sponsor selects the attending health care professionals who are in training and (B) any meals sponsored or furnished by any Seller or affiliate at a conference sponsored by a third party are of modest value;

(iii)          each Seller and each affiliate pays consultants no more than fair market value for their services, plus reasonable and actual expenses, and only purchases services for which there is a commercially reasonable need that is identified by the parties in advance;

(iv)          any gift furnished by a Seller or an affiliate has never exceeded $100 and has never been in the form of cash or a cash equivalent;

(v)           all grant making functions for each Seller and affiliate are separated from each such entity’s sales and marketing functions; and

(vi)          all price concessions offered or furnished by each Seller and affiliate to purchasers comply with the discount safe harbor (42 C.F.R. § 1001.952(h)).

(h)           No Seller or affiliate has established any reimbursement support program, such that payment for any Product is contingent upon a purchaser’s receipt of payment from a third party payer.  No Seller or affiliate furnishes any coverage, coding, or billing advice to any health care professionals regarding off-label indications of any Product.

(i)            Each Seller and each affiliate that sells any Product has implemented a compliance plan, pursuant to which training is furnished to all members of such Seller’s or affiliate’s sales force and other personnel who have material contact with health care professionals on behalf of Sellers or their affiliates.

(j)            To the knowledge of Sellers, there is no pending proposed or final Medicare national or local coverage determination that, if finalized, would restrict coverage for any of the Products.

2.9          Title to Properties.

(a)           Sellers collectively have good, valid, and marketable title to, or own, the Transferred Assets.  None of the Transferred Assets are subject to any Encumbrances except:  (1) mechanics, carriers, workers, repairs and other similar liens or encumbrances arising or incurred in the ordinary course of business which are not material in aggregate amount and which do not materially adversely affect the value or impair the use of the property subject thereto, and (2) Encumbrances for Taxes that are not yet due and payable (“Permitted Encumbrances”).

(b)           Subject to obtaining the Consents set forth in Section 2.3 of the Disclosure Schedule:  (i) Sellers have complete and unrestricted power and the unqualified right to sell, transfer, convey, assign, and deliver to Buyers; and (ii) assuming Buyers are bona fide purchasers, Buyers shall hereby acquire, good, valid and marketable title to, or ownership of, the Transferred Assets free and clear of all Encumbrances other than Permitted Encumbrances.  Except as set forth in Section 2.9(b) of the Disclosure Schedule and except for matters covered by Section 2.11, the Transferred Assets, together with (x) assets, rights or services to be provided to Buyers pursuant to the Ancillary Agreements, and (y) assets (including records, data and files), rights or services used in connection with the finance, accounting, legal, quality, regulatory, logistics, administrative, governance or other general corporate functions of Sellers, constitute all of the assets, rights and properties necessary for Buyers to operate and conduct the Business as it was operated and conducted as of September 30, 2007, the date of this Agreement and the Closing Date.

2.10        Condition of Tangible Assets.  The assets, property, equipment and other tangible property (“Tangible Assets”) included in the Transferred Assets, whether owned or leased, have no material defects, are in good condition and repair in all material respects, subject only to ordinary wear and tear, and are usable in the Business as it was operated and conducted as of September 30, 2007, the date of this Agreement and the Closing Date.

2.11        Intellectual Property.

(a)           Section 2.11(a)(i)(A) and (B) of the Disclosure Schedule identify, respectively, each Intellectual Property registration and application included within the Assigned IP Assets and licensed to Buyers pursuant to the Cross License Agreement.  Except as disclosed on Section 2.11(a)(ii) of the Disclosure Schedule, all of the foregoing are subsisting and unexpired, and to the knowledge of Sellers, valid and enforceable, and no action is due within ninety (90) days after the date of this Agreement to maintain same.

(b)           (i) Sellers and their affiliates own all of the material Intellectual Property included in the Assigned IP Assets or licensed to Buyers pursuant to the Cross License Agreement, free and clear of all Encumbrances (including any claims by current or former employees or contractors) other than Permitted Encumbrances, and have the right to transfer or license same to Buyers; (ii) except as set forth in Section 2.11(b)(ii) of the Disclosure Schedule, no material Claim or Order is pending or asserted, or to the knowledge of Sellers, threatened (including “cease and desist” letters or invitations to enter into a patent license) against any Seller or its affiliates:  (x) with respect to any material Intellectual Property (including its ownership, use, validity or enforceability) included in the Assigned IP Assets or licensed to Buyers pursuant to the Cross License Agreement; or (y) with respect to the Intellectual Property of any Person concerning the conduct of the Business as currently conducted and the development of the existing Products; (iii) the conduct of the Business as currently conducted and the development of the existing Products do not infringe, misappropriate or violate, in any material respect, the Intellectual Property (excluding Patents) of any Person, and to the knowledge of Sellers, no person is infringing, misappropriating or violating any Assigned IP Assets or any material Intellectual Property licensed to Buyers pursuant to the Cross License Agreement; (iv) Sellers have taken reasonable steps to protect, enforce and maintain the value and validity (and as applicable, secrecy) of any material Assigned IP Assets and any material Intellectual Property licensed to Buyers pursuant to the Cross License Agreement, have a commercially reasonable practice governing the maintenance and access to their trade secrets or material confidential information and, to the knowledge of Sellers, no material violation of such policy has occurred; and (v) Sellers have a practice requiring all persons who create, invent or contribute to items within the Assigned IP Assets or material Intellectual Property licensed to Buyers pursuant to the Cross License Agreement to execute an assignment agreement and, to the knowledge of Sellers, no material violation of such practice has occurred.

(c)           Schedule 1.1(a)(xi) sets forth all Acquired IP Contracts, other than Contracts for off-the-shelf software subject to a commercially available shrink or click wrap license agreement.  Sellers have furnished or made available to Buyers true and complete copies of all Acquired IP Contracts.

(d)           The Know-How included in the Transferred Assets, together with the Know-How licensed to Buyers and their controlled affiliates by Sellers and their controlled affiliates pursuant to the Cross License Agreement, constitutes all of the Know-How necessary for Buyers to operate and conduct the Business as it was operated and conducted as of September 30, 2007, the date of this Agreement and the Closing Date.

(e)           Notwithstanding anything herein to the contrary, except for the representations and warranties contained in this Section 2.11, Sellers do not make any representation or warranty of any kind (whether express, implied or otherwise) with respect to (i) the validity or enforceability of the Intellectual Property included in the Assigned IP Assets or the Intellectual Property licensed to Buyers pursuant to the Cross-License Agreement or (ii) non-infringement of third party Intellectual Property.

2.12        [Intentionally Omitted]

2.13        Labor Relations.  Each Seller and its affiliates (as relates to the Business or the employees of the Business) is, and has been, in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and any similar applicable state or local Laws.

2.14        Contracts.

(a)           Section 2.14(a) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of the following Contracts (including summaries of oral agreements) to which any Seller or any of its affiliates is a party or by which it or any of the Assets or the Assumed Obligations is or may be bound or affected, in each case, that are material to the operation or financial condition of the Business or are Acquired Contracts, and further identifies which of such Contracts are not Acquired Contracts:

(i)            any Contract that provides for either (x) payments to or by the Business of One Hundred Thousand Dollars ($100,000) or more in any twelve-month period, or (ii) aggregate payments to or by the Business of Five Hundred Thousand Dollars ($500,000) or more (other than purchase orders or purchase commitments related to Sellers’ obligations under the Transition Supply Agreement or the Transition Services Agreement, except to the extent any such purchase orders or purchase commitments would impose any obligations on the Business following termination of the Transition Supply Agreement or the Transition Services Agreement);

(ii)           any material Contract relating to research and development conducted or to be conducted related to the Business or any Product, and all Contracts related to clinical trials;

(iii)          any Contract that (A) prohibits or materially restricts the conduct or operation of the Business or that would limit in any material respect the freedom of Buyers or any of their affiliates to compete in any line of business or with any person or in any geographical area or (B) requires the referral of any business by Sellers or requires the Business to invest in any third party or to make available investment or other business opportunities or products or services on a priority, equal or exclusive basis;

(iv)          any material joint venture, partnership or similar agreement;

(v)           any material Contract providing for or otherwise involving the payment or credit of rebates, discounts or other consideration to customers of the Business;

(vi)          any material consulting agreement relating to the Business, other than Contracts with physician consultants set forth on Schedule 1.1(b)(xii);

(vii)         any material lease of personal property, whether as lessor or lessee;

(viii)        any material guaranty or suretyship, performance bond, indemnification or contribution agreement, including any corporate or personal guarantee to suppliers, sureties, banks or others; and

(ix)           any Contract which is otherwise material to the conduct of the Business (or the violation of which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).

(b)           Sellers have furnished or made available, or will furnish or make available pursuant to Section 4.6(b), to Buyers true and complete copies of all Contracts (or summaries of all oral agreements) required to be listed in Section 2.14(a) of the Disclosure Schedule (such Contracts, “Material Contracts”).  Notwithstanding the foregoing, certain non-U.S. Contracts (the “Non-U.S. Contracts”) are Material Contracts which are not listed in Section 2.14(a) of the Disclosure Schedule as of the date of this Agreement and which Sellers have not furnished or made available to Buyers as of the date of this Agreement.  The Non-U.S. Contracts will be listed in a supplement to Section 2.14(a) of the Disclosure Schedule and provided to Buyers after the date of this Agreement pursuant to Section 4.6.  As such, the representations and warranties set forth in this Section 2.14 with respect to The Non-U.S. Contracts will be true and correct only as of the Closing Date and not as of the date of this Agreement.  All Material Contracts are valid and legally binding on and enforceable against the applicable Sellers and, to the knowledge of Sellers, the counterparties thereto.  Each Material Contract, subject to obtaining the applicable Consents, shall be valid, binding and enforceable in all material respects immediately following the consummation of the Transactions, assuming Buyers are, at such time, in compliance with their obligations under such Material Contract.  There is no material dispute among, or material breach alleged by any of, the parties to any Material Contract and no notice of any penalty or liability has been delivered to Sellers with respect thereto.  To the knowledge of Sellers, none of the suppliers, distributors or customers of the Business who is a party to a Material Contract has refused, or communicated that it will refuse, to purchase, distribute or supply goods or services in material amounts, as the case may be, or has communicated that it will materially reduce amounts of goods or services that it is willing to purchase from, or sell to, the Business or Buyers.  Sellers have not received any written notice from any counterparty to a Material Contract of any material dispute, breach, penalty, liability, refusal or other default or event that with or without notice or lapse of time or both, would violate, breach, conflict with, constitute a default under, or permit the termination or the acceleration of maturity or performance of, or result in the imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Transferred Assets or any of the Assumed Obligations.

2.15        Inventory.

Except with respect to obsolete or excess items which have been reserved for in the Sellers’ Inventory reserves, the Inventory of the Business consists of items in usable condition and saleable in the ordinary course of the Business.

2.16        Permits; Regulatory Matters.

(a)           Permits.

(i)            Schedule 1.1(a)(vii) sets forth a true and complete list of all material Business Permits.

(ii)           Except as set forth in Section 2.16(a)(ii) of the Disclosure Schedule and except for Permits (as defined below) dictated by the location of the facilities, there are no approvals, licenses, permits, clearances, permissions, exemptions, certifications, authorizations, consents of, or declarations, registrations or filings with, any Governmental Entity (“Permits”) which are required for the operation of the Business as conducted in the ordinary course as of September 30, 2007, the date of this Agreement and the Closing Date that are not included in the Business Permits, other than Permits the absence of which, individually or in the aggregate, to maintain in effect or obtain would not reasonably be expected to result in a Material Adverse Effect or materially adversely affect Buyers’ ability to own and operate the Transferred Assets or the Business following the Closing.

(iii)          (x) Each Business Permit is valid and in full force and effect in all material respects in every jurisdiction in which it is required pursuant to applicable Laws; (y) the execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the Transactions will not result in any non-renewal, revocation, cancellation, suspension or modification of any Business Permit, except as would not reasonably be expected to result in a Material Adverse Effect; and (z) Sellers are not in violation in any material respect of any Business Permits, and no condition exists that with notice or lapse of time or otherwise would constitute such a violation under the Business Permits.

(b)           FDA/EU Applications.  Section 2.16(b) of the Disclosure Schedule contains a list of all FDA/EU Applications that are owned by Sellers and their affiliates and are Primarily Used in the Business.  All of such FDA/EU Applications are in good standing, subsisting, not abandoned, and are, to the knowledge of Sellers, valid and enforceable.  Except as set forth in Section 2.16(b) of the Disclosure Schedule, no actions are due within ninety (90) days after the date hereof to maintain any such FDA/EU Applications.  “FDA Applications” means all investigational device applications, 510(k) premarket notifications, premarket approval applications, supplemental premarket approval applications, master files, as defined in 21 C.F.R. § 814.3, and all supplements or amendments thereto, whether pending or approved or cleared by the FDA.  “EU Applications” means all CE Marks, and any applications or assessments to obtain marketing authorizations in the EU, whether pending or approved or cleared by the applicable EU Governmental Entities.  “FDA/EU Applications” means, collectively, the FDA Applications and the EU Applications.

(c)           Except as identified in Section 2.16(c) of the Disclosure Schedule, no Governmental Entity has issued any written notice, warning letter, regulatory letter, untitled letter, Form FDA 483, or other written communication or correspondence, or to the knowledge of Sellers, any other communication or correspondence to Sellers or any of their affiliates, (i) alleging that either the Business or the Transferred Assets are or were, in any material respect, in violation of any Law applicable to the research, development, testing, manufacturing, packaging, labeling, marketing, distribution, sale or commercialization activities conducted by Sellers or their affiliates with respect to the Business or the Transferred Assets, or (ii) alleging that there are circumstances currently existing which might reasonably be expected to lead to any loss of, refusal to renew or refusal to approve any FDA/EU Application, FDA approval or material Business Permit.

2.17        Absence of Certain Changes.  Except as set forth on Section 2.17 of the Disclosure Schedule, since September 30, 2007, the Business has been conducted only in the ordinary course and consistent with past practices in all material respects.  Since December 31, 2006, Sellers have not suffered any change in the operations of the Business, results of operations of the Business, Transferred Assets, Assumed Obligations or financial condition of the Business, other than changes that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect.

2.18        No Brokers; Affiliate Transactions.

(a)           No agent, broker, finder or other person or entity acting on behalf of Sellers or their affiliates will be entitled to any broker’s, finder’s or similar fee or commission in connection with the Transactions.

(b)           There are no Acquired Contracts between a Seller (or any of its affiliates), on the one hand, and any affiliates of such Seller , on the other hand.

2.19        Environmental Matters.

(a)           Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:  (i) the Business is in compliance with all, and has not violated any, Environmental Laws applicable to it; (ii) none of the Sellers or their affiliates has received any written notice or claim asserting that the Business has violated any Environmental Laws, or that any of the Sellers is liable or has any obligations to any Person as a result of the presence or release of any Materials of Environmental Concern relating to the Business, or indicating that there is any investigation of or inquiry into the possibility of such a claim, and to Sellers’ knowledge there is no basis for any such claim; and (iii) no Seller or any of their affiliates is a party to any proceeding, investigation, or agreement concerning Environmental Laws or the presence or release of any Materials of Environmental Concern with respect to the Business.  Sellers have provided to Buyers copies of all reports, assessments, audits, and other similar documents, to the extent in the possession or control of any of them, containing information material to the Business regarding Environmental Laws or Materials of Environmental Concern.

(b)           For purposes of this Agreement, the terms below shall have the meaning assigned:

(i)            “Environmental Laws” shall mean any and all Laws (including common law) or Orders of the United States, any other nation, and any state, local, municipal, or transnational authority, regulating, relating to or imposing liability concerning pollution or protection of the environment, or human health and safety as affected by exposure to Materials of Environmental Concern; and

(ii)           “Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, hazardous wastes, toxic substances, asbestos, pollutants, or contaminants defined as such in, or regulated or that could reasonably be expected to result in liability under, any applicable Environmental Law.

2.20        Business Data; Product Specifications.

(a)           Section 2.20(a) of the Disclosure Schedule provides a true, correct and complete list as of the date of this Agreement of the following (the “Business Data”):

(i)            any sole sources of supply for any raw material, supply or component part required or used in connection with any Product or in the Business;

(ii)           all locations at which Transferred Assets that are Tangible Assets (other than Inventory) are located (including locations owned or controlled by third parties); and

(iii)          all locations at which any Product clinical trials are being conducted.

(b)           With respect to any raw material, supply or component part for which Sellers rely on a single source of supply, to the knowledge of Sellers, there is no circumstance or condition that would, after the Closing, reasonably be expected to cause Buyers not to be able to obtain such items from such sole source suppliers on comparable terms and conditions so as to operate and conduct the Business in substantially the same manner as the Business was conducted and operated as of September 30, 2007, the date of this Agreement and the Closing Date.

(c)           The Product Specifications are complete, current and accurate in all material respects, and include all documented or tangibly evidenced data and know-how used by Sellers to manufacture the Products before the Closing and are sufficient in detail and content to identify and explain the designs, concepts and processes described therein.

2.21        No Other Representations and Warranties.  Except for the representations and warranties contained in this Agreement or any schedule, annex, exhibit or document delivered pursuant hereto, no Seller makes any representation or warranty of any kind (whether express, implied or otherwise or whether on behalf of itself or its affiliates), including with respect to the Transferred Assets (including the value of any Transferred Asset), the Business or otherwise with respect to any other information provided to Buyers, including as to (a) the merchantability or fitness for any particular use or purpose, (b) the operation of the Business by Buyers after the Closing, or (c) the probable success or profitability of the ownership, use or operation of the Transferred Assets by Buyers after the Closing.

3.                                      REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer, with respect to itself, provides to each Seller the representations and warranties contained in this Article 3, as of the date of this Agreement and as of Closing except as set forth in the disclosure schedule attached as Exhibit F-2 (the “Buyers’ Schedule”).  The Buyers’ Schedule is arranged to cross-reference the numbered Sections of this Agreement to which disclosures apply; provided that any disclosure included in the Buyers’ Schedule shall also be deemed to qualify and apply to any other Section of this Article 3 if it is reasonably apparent from the disclosure set forth in such Section of the Buyer’s Schedule that it applies to such other Section.  No reference to or disclosure of any item or other matter in the Buyer’s Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Buyer’s Schedule.  No disclosure in the Buyer’s Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation occurred or exists.

3.1          Organization and Good Standing.  Each Buyer is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation or organization.

3.2          Authority; Binding Effect.  Each Buyer has the corporate or limited partnership power and authority, and all Permits required by any Governmental Entities or other authorities, to own, lease and operate its assets and property and to carry on its business as now being conducted, except as would not reasonably be expected to prohibit, impede or materially delay the consummation of the Transactions by Buyers in accordance with this Agreement (a “Buyer Material Adverse Effect”).  Each Buyer has the requisite power and authority to execute, deliver and perform this Agreement, the Ancillary Agreements and the other documents required to be executed by it pursuant to this Agreement.  This Agreement, the Ancillary Agreements and each of the other documents to be executed in connection with this Agreement have been duly authorized, executed and delivered (or when executed, will be duly executed and delivered) by each Buyer and no other proceedings on the part of any Buyer (or its affiliates, directors or shareholders) are necessary to authorize, consummate and perform this Agreement, the Ancillary Agreements, the other documents to be executed in connection herewith or the Transactions.  Assuming they constitute the legal, valid and binding obligation of each Seller, this Agreement, the Ancillary Agreements and the other documents executed or to be executed in connection with this Agreement are, or when executed and delivered will be, the legal, valid and binding obligations of each Buyer enforceable in accordance with their terms, except as enforceability may be (a) limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws and (b) subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

3.3          Consents.  Except as set forth in Section 3.3 of the Buyers’ Schedule, there are no authorizations, consents, permits, orders, licenses or approvals of, or declarations, registrations or filings with, any Governmental Entity or any party to any material Contract to which any Buyer is a party (each, a “Buyer Consent”) that are required in connection with the execution, delivery or performance by Buyers of this Agreement, the Ancillary Agreements or the other agreements executed or to be executed by them in connection with this Agreement or the consummation by Buyers of the Transactions, other than Buyer Consents the failure of which, individually or in the aggregate, to obtain would not reasonably be expected to result in a Buyer Material Adverse Effect.

3.4          No Breach.  The execution, delivery and performance of this Agreement, the Ancillary Agreements and the other documents executed or to be executed in connection herewith and the consummation by Buyers of the Transactions do not and will not, with or without notice or lapse of time or both, violate, breach, conflict with, constitute a default under, or permit the termination or the acceleration of maturity or performance of, or result in the imposition of any Encumbrance upon any property, right or asset of Buyers or their affiliates pursuant to (i) any provision of the articles of incorporation or bylaws or other similar organizational documents of Buyers, (ii) any Law or Order of any Governmental Entity to which any Buyer or their respective affiliates or any of their respective assets, rights or properties are subject, or (iii) any Contract to which any Buyer is a party, by which any Buyer is bound, or to which any of Buyers’ assets, rights or properties are subject, except, in the case of clause (ii) or (iii) above, for violations, conflicts, defaults, breaches, terminations, accelerations or impositions which would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect.

3.5          Capital Resources.  Buyers have, and will have at the Closing, sufficient cash to pay the Purchase Price and any other amounts payable by Buyers in connection with the transactions contemplated by this Agreement.

3.6          No Brokers.  No agent, broker, finder or other person or entity acting on behalf of Buyers or their affiliates will be entitled to any broker’s, finder’s or similar fee or commission in connection with the Transactions.

3.7          No Other Representations and Warranties.  Except for the representations and warranties contained in this Agreement or any schedule, annex, exhibit or document delivered pursuant hereto, no Buyer makes any representation or warranty of any kind (whether express, implied or otherwise or whether on behalf of itself or its affiliates).

4.                                      COVENANTS OF SELLERS

4.1          Interim Operation of Business.  From the date of this Agreement through the Closing Date, Sellers shall use commercially reasonable efforts to:  (i) cause the Business to be conducted in the ordinary course of business, consistent with past practices, regular customer service and business policies; (ii) maintain business and accounting records of the Business in accordance with applicable Laws and in substantially the same manner as presently maintained; (iii) comply in all material respects with all Laws affecting the operation of the Business, the

Transferred Assets and the Assumed Obligations, and pay Taxes of the Business that become due and payable in the ordinary course; and (iv) preserve intact the Transferred Assets, the business organization and goodwill of the Business and the relationships of the Business with its customers, distributors, suppliers and employees; provided, however, that in the event Sellers desire to conduct the Business in a manner inconsistent with the foregoing, they may do so with the prior written consent of Buyers (which consent shall not be unreasonably withheld).  In addition to the foregoing, except as otherwise required by this Agreement, Sellers will not, and will cause their affiliates not to, do or permit to occur any of the following with respect to the Business, the Transferred Assets or the Assumed Obligations without the prior written consent of Buyers (which consent shall not be unreasonably withheld):

(a)           sell, assign, transfer, lease, license, sub-license, abandon, mortgage, encumber or otherwise dispose of (or permit to lapse, expire or become abandoned) any Transferred Assets including assets which are subject to the Cross License Agreement, except for dispositions of immaterial or obsolete assets and sales of inventory, in each case, in the ordinary course of business consistent with past practice;

(b)           incur or assume any obligations or liabilities (fixed or contingent) relating to the Business or the Transferred Assets, including the incurrence of indebtedness, guarantees or the making of any loans, advances or capital contributions to, or investments in, any other person, except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice or those that will not be Assumed Obligations;

(c)           fail to pay or satisfy any material liabilities or obligation relating to the Transferred Assets or Assumed Obligations, or alter in any material respect conduct, practices or policies relating to the payment of accounts payable or collection of accounts receivable in any way that would reasonably be expected to adversely affect in any material respect the operation of the Business by Buyers after the Closing;

(d)           waive any rights or entitlements, or settle or compromise, or permit any settlement or compromise of, any Claims pending or threatened with respect to the Business, the Transferred Assets or the Assumed Obligations, or to which the Business, any Transferred Assets or Assumed Obligations are subject, in any case, that would reasonably be expected to adversely affect in any material respect the operation of the Business by Buyers after the Closing;

(e)           enter into, amend or modify in any material respect, terminate, cancel or fail to renew any Material Contract, except for amendments or modifications to Material Contracts to the extent required for Sellers to comply with their obligations under Section 1.1(c), Section 1.1(d), Section 4.4(b) or any Ancillary Agreement (provided that, without the prior written consent by Buyers, no such amendment or modification shall be made to any term or provision that will apply to or bind Buyers or their affiliates, the Transferred Assets, the Assumed Obligations or the Business on or after the Closing);

(f)            make any material changes in standard sales terms and conditions;

(g)                                 make any change in accounting methods or principles applicable to the Business, the Transferred Assets or the Assumed Obligations, except as required by changes in GAAP;

(h)                                 effect or permit a “plant closing” or “mass layoff” as those terms are defined in WARN without complying with the notice requirements and all other provisions of WARN or take any similar action without complying with notice requirements and other provisions of any similar applicable state or local Laws;

(i)                                     enter into any commitment or transaction which, if effected before the date of this Agreement, would constitute a material breach of the representations, warranties or agreements contained in this Agreement, or take any action or fail to take any action or, to the extent within Sellers’ control, permit to occur any event that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; or

(j)                                     agree or commit, whether in writing or otherwise, to do any of the foregoing.

4.2                               Post-Closing Cooperation.  After Closing, Sellers shall take all actions and execute all documents reasonably necessary to assist Buyers or their designees, at Buyers’ request and expense, to secure, perfect and record Buyers’ ownership of any Assigned IP Assets in all appropriate government agencies and registries.  Upon a request from Buyers within two years after the Closing Date, to the extent that any trade secrets or confidential information included in the Assigned IP Assets (or licensed to Buyers pursuant to the Cross License Agreement) are not delivered to Buyers in tangible or physical form within the Transferred Assets, Sellers shall take reasonable efforts to obtain reasonable disclosure to Buyers with respect thereto to be made by the applicable then-current employees of Sellers, if any, within a reasonable time after such request by Buyers.

4.3                               Full Access and Pre-Closing Cooperation.  Prior to the Closing, Sellers shall afford to Buyers, their counsel, accountants and other representatives, access to the books, records, employees, suppliers, distributors, customers and such other information of Sellers and their affiliates relating in any way to the Business or the Transferred Assets in order that Buyers may have reasonable opportunity to make such investigations (and make such copies for its records) as they shall reasonably desire to make of the affairs of Sellers relating to the Business or the Transferred Assets; and Sellers will cause their officers and accountants to furnish such additional financial and operating data and other information as Buyers shall, from time to time, reasonably request, including correspondence with any Governmental Entity related to the Business or any Product, business planning and integration information as to customer bookings, sales backlog, distribution information, and 2008 sales and marketing plans.  Any such investigation shall be conducted at reasonable times, on reasonable prior notice, and under reasonable circumstances. No investigation or findings of Buyers shall diminish or affect the representations and warranties of Sellers hereunder or relieve Sellers of any obligation hereunder.  Buyers and Sellers will use commercially reasonable efforts after the date hereof and prior to Closing to develop an arrangement that will facilitate the marketing and sale of Products by Buyers or their affiliates in Europe as of Closing.

4.4                               Consents; Third Party Arrangements.

(a)                                  Sellers shall use commercially reasonable efforts to obtain, prior to the Closing, all Consents necessary for the consummation of the Transactions in a form reasonably satisfactory to Buyers, including all Consents necessary for the assignment and transfer to Buyers of the Acquired Contracts and the Consents described in Schedule 7.3(b).  All such Consents, waivers and approvals shall be in writing and executed counterparts thereof shall be delivered to Buyers.  All fees or costs (including attorney fees) related to obtaining any Consent pursuant to this Section 4.4 shall be paid by Sellers, except that any fees or costs (including attorney fees) related to obtaining Consents necessary for the assignment and transfer to Buyers of the Manufacturing Agreement shall be shared equally by Buyers, on the one hand, and Sellers, on the other hand.  Notwithstanding the foregoing, no party shall be required to make any payment to a third party in obtaining any Consent relating to Acquired Contracts in excess of the aggregate amount set forth on Schedule 4.4(a).

(b)                                 To the extent that the assignment of any Acquired Contract to Buyers pursuant to this Agreement would reasonably be expected to prohibit, impede or materially delay Sellers’ ability to fulfill their respective obligations under the Ancillary Agreements, Sellers shall, at Sellers’ sole expense, use commercially reasonable efforts to enter into any commercially reasonable and lawful arrangement with any person who is a party to any such Acquired Contract as may be necessary in order to ensure that, from and after the Closing, Sellers shall have the ability to perform their obligations under the Ancillary Agreements.  Sellers shall keep Buyers apprised of the status of any discussions with third parties pursuant to this Section 4.4(b) on a timely basis.

4.5                               Non-Compete.

(a)                                  In order that Buyers may have and enjoy the full benefit of ownership of the Business, Sellers agree that, for a period of three (3) years after the Closing Date (with respect to European jurisdictions) and five (5) years after the Closing Date (with respect to all other jurisdictions), neither Sellers nor any of their affiliates will:

(i)                                     directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, member, investor or lender or in any other capacity, carry on, be engaged in or have any financial interest in, or willfully assist any other person in engaging in, any business activity of the type carried out by the Business as of the date of this Agreement or the Closing Date and the development of peripheral PTA balloons, covered peripheral stents and stent grafts (other than (A) devices or methods for the treatment of structural heart disease or (B) devices or methods for the treatment of abdominal aortic aneurysms or thoracic aortic aneurysms) (the “Covered Business”); provided, however, that nothing in this Section 4.5(a)(i) shall be construed so as to preclude any of Sellers or their affiliates from (x) enjoying the rights and performing its obligations in accordance with the Contracts listed on Schedule 4.5(a)(i), (y) purchasing debt or equity securities in any publicly or privately held company, provided that Sellers’ or their affiliates’ beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class, and such investment is solely passive and for investment purposes and Sellers do not exert any influence over such company or otherwise directly or indirectly participate in its management or operations, or (z) acquiring a business or an entity whose ancillary business is the Covered Business, provided that (1) such ancillary business does not represent fifty percent (50%) or more of the revenues or consolidated assets of such acquired business or entity and (2) such Covered Business is disposed of within twelve (12) months of acquisition; or

(ii)                                  directly or indirectly take any action, or willfully assist any other person to take any action, to call upon or solicit with respect to the Business, or divert, take away or encourage to cease or reduce business, any customers, distributors or suppliers of the Business, or make any attempt to do any of the foregoing; provided that diversions, take aways, cessations or reductions in business of customers, distributors or suppliers of the Business as a result of the operations of the other businesses of Sellers and their affiliates in the ordinary course shall not be deemed to constitute a breach of this clause (ii) so long as Sellers are not in breach of the foregoing clause (i).

(b)                                 Nothing in this Section 4.5 shall restrict the activities of any person or any of its affiliates that engages in a Seller Business Combination Transaction; provided that the foregoing shall not be construed to permit any Seller or any of its affiliates (or any employees of any Seller or any of its affiliates) to participate or engage, directly or indirectly, in any activity prohibited by the other provisions of this Section 4.5 (it being understood that if any Seller merges or consolidates with an unaffiliated person, the resulting merged or consolidated person will not be subject to the terms of this Section 4.5, except that the employees or assets (including subsidiaries) of such merged or consolidated person which were employees or assets (including subsidiaries) of such Seller or any of its subsidiaries immediately prior to such merger or consolidation shall remain bound by this Section 4.5).  A “Seller Business Combination Transaction” means any merger, acquisition, consolidation or similar business combination transaction with the parent of the US Seller pursuant to which the beneficial owners (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of the outstanding common stock of such parent (and other outstanding voting securities of such parent entitled to vote generally in the election of directors of such parent, if any) immediately prior to the consummation of such transaction do not upon such consummation beneficially own, solely in their capacities as shareholders of the US Seller, at least fifty percent (50%) of the outstanding common stock (and other outstanding voting securities entitled to vote generally in the election of directors, if any) of the entity surviving or resulting from the consummation of such transaction.

(c)                                  For a period of three (3) years after the Closing Date, Sellers agree not to, and to cause their affiliates not to, either on their own account or in conjunction with or on behalf of any other person, directly or indirectly, without the consent of Buyers, solicit for employment (other than through a general advertisement or solicitation not aimed at a specific employee) or employ any person then employed by Buyers or their affiliates in the Business.

(d)                                 Sellers agree that this Section 4.5 is reasonable under the circumstances and is being given in consideration for, and as an inducement to, the purchase of the Business by Buyers.  Sellers and Buyers agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as shall appear not reasonable to the court and to enforce the remainder of the covenant as so amended.  Sellers agree that any breach of the covenants contained in this Section 4.5 would irreparably injure Buyers, and accordingly Sellers agree that Buyers may pursue any remedy they may have in law or in equity, including obtaining an injunction against Sellers or their applicable affiliates from any court having jurisdiction over the matter restraining any further violation of this Agreement.

4.6                               Inventory List; List of Acquired Contracts.

(a)                                  As soon as reasonably practicable, but no later than ten (10) business days after the date of this Agreement, the US Seller will provide Buyers a true, complete and correct list of Inventory items of the Business, including a separate indication of the location at which any Inventory on consignment is located, as of November 30, 2007.

(b)                                 No later than twenty (20) business days following the date of this Agreement, the US Seller will provide Buyers a true, complete and correct list and, upon request of Buyers, copies of all Acquired Contracts (other than Acquired IP Contracts) in effect as of the date of this Agreement, and no later than ten (10) business days following the Closing, the US Seller will provide Buyers a true, complete and correct updated list and, upon request of Buyers, copies of all Acquired Contracts (other than Acquired IP Contracts) (provided that this provision shall not be read to limit in any respect Section 1.1(a)(xi)).

4.7                               [Intentionally Omitted]

4.8                               FDA Regulatory Matters.

(a)                                  For the period of one (1) year after the applicable date of transfer from Sellers to Buyers of each of the FDA Applications as specified in Sections 4.8 and 4.9, Sellers shall, and shall cause their affiliates to, assist Buyers, at Buyers expense, in:  (i) disclosing and copying any relevant records and reports received by Sellers after the transfer to Buyers of any FDA/EU Application that are required to be made, maintained and reported pursuant to any applicable Law in connection with such FDA/EU Application; and (ii) processing and reporting complaints, service requests, adverse events, and device malfunctions related to the Products that are the subject of such FDA/EU Applications, to the extent required by applicable Laws.

(b)                                 During the period between the date of this Agreement and the Closing Date, Sellers shall, and shall cause their affiliates to:  (i) make commercially reasonable efforts to obtain the Initial FDA Approval and the Secondary FDA Approval, including the conduct and completion of any additional testing required by the FDA; (ii) take all actions necessary to continue the RESILIENT clinical study, in conformance with the study protocols in the RESILIENT IDE, and any additional requirements imposed by FDA or any relevant Institutional Review Boards (“IRBs”), and provide interim reports to Buyers, as requested by Buyers; (iii) take all actions necessary and obtain any documentation required to maintain the relevant FDA Applications and any amendments or supplements thereto, including the original premarket approval (“PMA”) application filed on May 25, 2007 for the “Lifestent FlexStar System” and

“FlexStar XL System” and related PMA modules (the “PMA Application”) and the Investigational Device Exemption (“IDE”) #G040023 for the RESILIANT clinical study, and any supplements thereto (the “RESILIENT IDE”); and (iv) otherwise comply with any Laws, including FDA Law and EU Law, with respect to all FDA/EU Applications and any amendments or supplements thereto, including the PMA Application and the RESILIENT IDE, and the Products.

(c)                                  Following the Closing, Sellers shall, and shall cause their affiliates to, on behalf of Buyers:  (i) subject to Sellers’ right to reasonably determine that it is not commercially reasonable to pursue the Initial FDA Approval and/or the Secondary FDA Approval as set forth in Section 4.8(d) below, take all actions necessary to obtain the Initial FDA Approval and the Secondary FDA Approval, including the conduct and completion of any additional testing required by the FDA; (ii) take all actions necessary to complete the RESILIENT clinical study in conformance with the study protocols in the RESILIENT IDE, and any additional requirements imposed by FDA or any relevant IRBs, and provide interim reports to Buyers, as requested by Buyers; (iii) take all actions necessary and obtain any documentation required to maintain the PMA Application and any amendments or supplements thereto and the RESILIENT IDE; and (iii) otherwise comply with any Laws, including FDA Law and EU Law, with respect to the PMA Application and any amendments or supplements thereto and the RESILIENT IDE.

(d)                                 Notwithstanding Section 4.8(c) above, should Sellers, at any time after the Closing, reasonably determine that it is not commercially reasonable to continue to pursue the Initial FDA Approval and/or the Secondary FDA Approval, Sellers shall notify Buyers of the same in writing, and upon receipt of such notification, Buyers shall be entitled to assume and take control and ownership of the PMA Application and any amendments or supplements thereto, including any approvals received as of such date, and the approval process described herein.  If Buyers elect to assume control and ownership of the PMA Application or any amendments or supplements thereto, in accordance with this Section 4.8(d), Sellers shall (i) assign, transfer, convey and deliver the PMA Application and any amendments or supplements thereto, including any approvals received as of such date, to Buyers; (ii) at Buyers’ expense, take all actions necessary to effect the transfer to Buyers of the PMA Application and any amendments or supplements thereto (including any approvals received as of such date), including the submission of notices and filings to the FDA and any other applicable Governmental Entity regarding such transfer; (iii) take all actions necessary to deliver the PMA Records to Buyers; and (iv) at Buyer’s expense, make commercially reasonable efforts to continue to assist Buyers to obtain such Initial FDA Approval and/or Secondary FDA Approval.

(e)                                  Upon the earlier of (A) twelve (12) months after the receipt of the Initial FDA Approval and (B) thirty (30) months after the Closing Date, Buyers shall be entitled to assume and take control and ownership of the PMA Application and any amendments or supplements thereto, including the Initial FDA Approval and any other related approvals received as of such date; provided, however, that, subject to Sellers’ right to reasonably determine that it is not commercially reasonable to pursue the Secondary FDA Approval as set forth in Section 4.8(d), Sellers shall continue to pursue the Initial FDA Approval (if applicable) and the Secondary FDA Approval pursuant to the requirements set forth in Section 4.8(c) above, and Buyers shall reasonably cooperate with Sellers as necessary to (i) communicate with FDA on matters related to the Initial FDA Approval (if applicable) and the Secondary FDA Approval; (ii) submit to FDA any regulatory filings associated with the Initial FDA Approval (if applicable) and the Secondary FDA Approval.

(f)                                    Following the Closing, Sellers shall, and shall cause their affiliates to, at Buyers’ request and expense, assist Buyers in the preparation of, and submit to FDA, any manufacturing supplements to any FDA approval that results from the PMA Application or any amendment or supplement thereto, including the Initial FDA Approval, for the manufacture of Products at Buyers’ facilities.

(g)                                 At Buyer’s election and expense and upon mutually agreed terms, Sellers shall conduct a short-term clinical study to support a modification to the “Lifestent FlexStar System” and/or “FlexStar XL System” to include the thumb-slide component or an expansion of the indications for these systems as approved in the Initial FDA Approval and/or the Secondary FDA Approval.

4.9                               Transition of FDA Applications.

(a)                                  As promptly as practicable following the Closing, but not later than thirty (30) days following the Closing, Sellers shall, and shall cause their affiliates to, take all actions necessary, at Buyers’ expense, to effect the transfer of all 510(k) FDA Applications included in Schedule 2.16(b).

(b)                                 Unless already transferred under Section 4.8(d) or 4.8(e), as promptly as practicable after the date that the Secondary FDA Approval is granted, and in no case later than ten (10) business days after such date, Sellers shall (i) assign, transfer, convey and deliver the Initial FDA Approval and the Secondary FDA Approval to Buyers; (ii) take all actions necessary to effect the transfer to Buyers of the Initial FDA Approval and the Secondary FDA Approval, including the submission of notices and filings to the FDA and any other applicable Governmental Entity regarding such transfer; and (iii) take all actions necessary to deliver the PMA Records to Buyers.  Buyers shall pay all applicable FDA, regulatory and government fees associated with the actions in this paragraph.

(c)                                  As promptly as practicable after the date that the final RESILIENT study report is issued, and in no case later than ten (10) business days after such date, Sellers shall (i) assign, transfer, convey and deliver the RESILIENT IDE to Buyers; (ii) take all actions necessary to effect the transfer to Buyers of the RESILIENT IDE, including the submission of notices and filings to the FDA and any other applicable Governmental Entity regarding such transfer; and (iii) take all actions necessary to deliver the RESILIENT Records to Buyers.

(d)                                 Sellers hereby grant to Buyers, effective as of the Closing Date, an assignable, exclusive, irrevocable, royalty-free, perpetual license (with the right to sublicense) to manufacture, market, commercialize, sell or distribute the Products under any FDA approval or clearance obtained by Sellers, including the Initial FDA Approval and the Secondary FDA Approval, that results from the PMA Application or any amendment or supplement thereto, or that otherwise includes the Products that are the subject of the PMA Application (“PMA

License”).  Sellers further agree, effective as of the Closing Date, not to manufacture, market, commercialize, sell or distribute any Products under such FDA approval or clearance, except as provided hereunder or under the Ancillary Agreements, or as approved or requested in writing by Buyers.  Buyers shall, and shall cause their affiliates to, conduct all activities with respect to the PMA License in conformance with applicable Laws, including FDA Law.  The PMA License provided for under this Section 4.9(d) shall remain in effect until the Sellers transfer the applicable FDA approval or clearance to Buyers, as provided in Sections 4.8(d), 4.8(e) and 4.9(b).

(e)                                  Notwithstanding the foregoing, if Sellers determine that they are unable to complete the RESILIENT clinical study, or if FDA or any other applicable Governmental Entity requires that the RESILIENT clinical study be discontinued, Sellers shall take all actions necessary to deliver to Buyers all Product Records relating to the RESILIENT IDE, and Buyers shall be entitled to assume and take control of the RESILIENT IDE; provided, however, that Sellers shall (i) ensure that such termination or discontinuation is conducted in conformance with the requirements of the RESILIENT IDE and (ii) provide written notice to Buyers prior to effecting such termination or discontinuation.  If Buyers elect to assume control of the RESILIENT IDE, in accordance with this Section 4.9(e), Sellers shall (i) assign, transfer, convey and deliver the RESILIENT IDE to Buyers; (ii) at Buyers’ expense take all actions necessary to effect the transfer to Buyers of the RESILIENT IDE, including the submission of notices and filings to the FDA and any other applicable Governmental Entity regarding such transfer; (iii) take all actions necessary to deliver the RESILIENT Records; (iv) at Buyer’s expense, assist Buyers to effect the transfer to Buyers of the Excluded Clinical Contracts set forth in Section 1.1(b)(xii) of the Disclosure Schedule; and (v) at Buyer’s expense, make commercially reasonable efforts to continue to assist Buyers to address any FDA and/or IRB concerns with respect to the RESILIENT clinical study.

5.                                      COVENANTS OF BUYERS; MUTUAL COVENANTS

5.1                               Notice of Certain Events.

From time to time prior to the Closing, Sellers and Buyers shall promptly advise each other in writing of:  (i) any Material Adverse Effect; (ii) the occurrence of any event of which such party obtains knowledge which causes any of the representations and warranties made by such party or the information included in any Schedule relating to the representations of such party to be incomplete or inaccurate in any material respect; (iii) the receipt of notice that any third party to any Acquired Contracts is not likely to provide Consent to the assignment of such Acquired Contract to Buyers pursuant to this Agreement; (iv) any notice or communication from or correspondence with the FDA or any other Governmental Entity in any way related to the Business; or (v) any notice or communication asserting or threatening any Claim against such party or its affiliates with respect to any Intellectual Property (including its ownership, use validity or enforceability) included in the Assigned IP Assets or to be licensed to Buyers pursuant to the Cross License Agreement.

5.2                               Regulatory Matters.

(a)                                  As promptly as possible following the Closing, but not later than thirty (30) days following the Closing, Sellers shall, and shall cause their affiliates to take all actions necessary to effect the transfer of the relevant Business Permits and Product Records to Buyers, including the submission of notices and filings to any applicable Governmental Entity regarding such transfer.

(b)                                 During the period between the date of this Agreement and the Closing Date, Sellers shall, and shall cause their affiliates to:  (i) take all actions necessary and obtain any documentation required to maintain the relevant Business Permits or to obtain any further authorizations under any Laws; and (ii) take all actions necessary to otherwise comply with any Laws with respect to all Business Permits and the Products.

5.3                               [Intentionally Omitted]

5.4                               Use of Names.

(a)                                  Subject to Section 5.4(b), Buyers agree that neither they nor their affiliates are licensed hereunder to use any Retained Names (as defined below), including to identify their goods or services, after the Closing Date.

(b)                                 For a period of two hundred seventy (270) days after the Closing Date and subject to the requirements set forth in Section 5.4(c), Sellers shall license to Buyers and their affiliates the right to use the Retained Names, on a royalty-free, worldwide basis, in connection with their operation of the Business in a manner consistent with past practice (including the distribution of the Products (including labels and packaging) and advertising or other product literature that bear the Retained Names).  Buyers may not use the Retained Names thereafter, except in a non-trademark manner to describe the history of the Business, as permitted by the “fair use” doctrine (or by the Trademark owner, for any Retained Names owned by third parties) or as required by applicable Law.  For two hundred seventy (270) days after the Closing Date, Sellers and their affiliates shall display in the locations within their websites that discuss the Business, a mutually-agreed statement about this transaction and a mutually-agreed link to Buyers’ websites.  “Retained Names” means all Trademarks used in the Business as of the Closing Date, except for the Trademarks included in the Assigned IP Assets.

(c)                                  Buyers shall as soon as reasonably practicable and in any event within two hundred seventy (270) days following the Closing Date, remove or obliterate all Retained Names from the Transferred Assets (other than legal documents and other internal items that are not visible to the public).

5.5                               Records after Closing.  For a period of six (6) years after the Closing Date, Sellers and their respective representatives shall have reasonable access to all of the books and records of the Business (including any books and records relating to Taxes and Tax Returns of the Business), to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operations of the Business prior to the Closing Date, including Excluded Liabilities and Excluded Assets, the preparation of Sellers’ financial reports or Tax Returns, any Tax audits, the defense or prosecution of litigation, and any other reasonable need of Sellers to consult such books and records.  Such access shall be afforded by Buyers upon receipt of reasonable advance notice and during normal business hours in a manner so as to not interfere with the conduct of the Business.  Sellers shall be exclusively responsible for any costs or expenses incurred by them pursuant to this Section 5.5.  If Buyers shall desire to dispose of any of such books or records prior to the expiration of such six-year period, Buyers shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers’ expense, to segregate and remove such books and records as Sellers may select.

5.6                               Certain Government Approvals.

(a)                                  Upon the terms and subject to the conditions herein, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all reasonable things necessary, proper or advisable to consummate as promptly as practicable the Transactions, including using commercially reasonable efforts to cooperate to effect all registrations and filings and submissions of information requested by Governmental Entities in connection therewith necessary to enable it to consummate the Transactions.  Each party shall give the other party all information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates reasonably necessary to enable such other party to take such actions, and in connection with the Transactions the parties each shall file in a timely manner all reports and documents required to be filed under any applicable Laws.  Sellers shall notify Buyers, and Buyers shall notify Sellers, as the case may be, promptly of any material notice or other communication from any Governmental Entity in connection with the Transactions and from any person in relation to a Consent.

(b)                                 Without limiting the generality of the foregoing, Buyers, on the one hand, and Sellers, on the other hand, will as promptly as practicable, (i) but in no event later than ten (10) business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), and (ii) file with the foreign competition authorities in each of the jurisdictions listed on Schedule 5.6(b) to the extent required, the notification and report form required for the Transactions, and any supplemental information required in connection therewith, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any foreign antitrust Laws, as applicable.  Each party hereto represents and warrants that such notification and report form and all such supplemental information submitted by such party or its ultimate parent, and any additional supplemental information filed by such party or its ultimate parent after the date of the original filing, will be in substantial compliance with the requirements of the HSR Act.  Buyers and Sellers shall each furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any applicable foreign antitrust Laws.  Sellers and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC or the DOJ, and shall use commercially reasonable efforts to comply promptly with any such inquiry or request.  Sellers and Buyer will each use commercially reasonable efforts to cause the expiration or early termination of the waiting period required under the HSR Act as a condition to the purchase and sale of the Transferred Assets.  Notwithstanding anything herein to the contrary, all filing fees relating to any filing under the HSR Act or any similar foreign antitrust Laws shall be borne by Buyers.

(c)                                  Notwithstanding anything in this Agreement to the contrary, neither Buyers nor any of their affiliates, shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture.  The term “Divestiture” shall mean (i) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets (including the Transferred Assets) or categories of assets of Buyers or any of their affiliates, or (ii) the imposition of any limitation or restriction on the ability of Buyers or any of their affiliates to freely conduct their business (including the Business) or exercise full rights of ownership of such assets.

5.7                               Bulk Sales.  The parties agree to waive compliance with the provisions of the bulk sales or similar Laws of any jurisdiction.

5.8                               Confidentiality.  The Mutual Confidentiality Agreement by and among the US Seller and the US Buyer, dated as of September 6, 2007 (the “MCA”), and the Common Interest And Confidentiality Agreement by and among the US Seller and the US Buyer, dated as of November 7, 2007 (the “Common Interest Agreement” and together with the MCA, the “Confidentiality Agreements”) shall continue to apply notwithstanding the execution of this Agreement.  Notwithstanding the foregoing, effective upon the Closing, the confidentiality obligations of Buyers pursuant to the Confidentiality Agreements and this Section 5.8 shall terminate with respect to information held by Buyers and their affiliates contained within the Transferred Assets and the Assumed Obligations.  Following the Closing, Sellers shall, and shall cause their respective affiliates to, (i) maintain the confidentiality of, and refrain from disclosing or using, any information of a confidential nature relating to the Business, the Transferred Assets or the Assumed Obligations, pursuant to the Confidentiality Agreements, and (ii) enforce the confidentiality provisions in agreements (other than Acquired Contracts) with employees, consultants and third parties covering information of a confidential nature relating to the Business, the Transferred Assets or the Assumed Obligations.

5.9                               Product Liability.  Each party shall be responsible for Product Liability with respect to the Products as follows:

(a)                                  Sellers shall be responsible for any and all Product Liability with respect to the Products that were manufactured and sold or implanted on or prior to the Closing Date, which shall be considered Excluded Liabilities for purposes of Article 8;

(b)                                 Buyers shall be responsible for any and all Product Liability with respect to the Products that were manufactured and sold or implanted after the Closing Date, which shall be considered Assumed Obligations for purposes of Article 8;

(c)                                  if a particular Product, with respect to which Product Liability arises, was manufactured on or prior to the Closing Date but sold or implanted after the Closing Date, then

Sellers shall be responsible for such Product Liability to the extent that such Product Liability is attributable to a defect in the design, testing or manufacture of such Product, and such Product Liability shall be considered an Excluded Liability for purposes of Article 8; and

(d)                                 if a particular Product, with respect to which Product Liability arises, was manufactured on or prior to the Closing Date but sold or implanted after the Closing Date, then Buyers shall be responsible for such Product Liability to the extent that Sellers are not responsible for the same under the foregoing clause (c), and such Product Liability shall be considered an Assumed Obligation for purposes of Article 8.

With respect to any Product Liability that a party is responsible for under this Section 5.9, such party shall indemnify the other party in accordance with Article 8.  “Product Liability” means Damages to the extent such arise out of a breach of any express or implied product warranty, strict liability in tort, negligent manufacture of product, negligent provision of services, product recall or any other written allegation of liability or obligation arising from the design, manufacture, testing, packaging, labeling (including instructions for use), advertising, marketing, distribution or sale of any Product (whether for clinical trial purposes, commercial use or otherwise), including any liability or obligation with respect to any Product subject to a recall.

5.10                        Product Returns.  In the event that, after the Closing, Buyers accept for return or repurchase (other than pursuant to a Product recall that is governed by Section 5.9) any Product manufactured before the Closing due to a defect in the design, testing or manufacture of such Product and provide a replacement therefor, Buyers shall provide written notice to Sellers on a quarterly basis of any such returns or repurchases.  Provided that Sellers receive such written notice within thirty (30) months after the Closing Date, Sellers shall promptly reimburse (or cause their affiliates to reimburse) Buyers for the cost of such replacement or repurchase; provided, however, that in no event shall Sellers’ reimbursement obligation under this Section 5.10 exceed One Million Four Hundred Thousand Dollars ($1,400,000) in the aggregate.  All other Products that Buyers accept for return or repurchase shall be for the account of Buyers.

6.                                      COVENANTS RELATING TO EMPLOYEES

6.1                               Buyer’s Employment of Selected Business Employees.

(a)                                  Employment by Buyer.  The employees of Sellers (i) listed on Schedule 6.1(a)(i) shall be referred to herein as “Business Employees” and (ii) the employees of Sellers listed on Schedule 6.1(a)(ii) shall be referred to herein as “TSA Employees.”  Buyers may (in their sole discretion), for a period commencing immediately after the date of this Agreement and ending on the earlier of (x) the date that is sixty (60) days later and (y) the date that is two (2) business days prior to the Closing Date, make an offer of employment in writing to any of the Business Employees, to be effective as of the Closing (but no earlier than the Closing).  Buyers may (in their sole discretion), for a period commencing immediately after the date of this Agreement and ending on the date of termination or expiration of the Transition Services Agreement and Transition Supply Agreement, meet with and interview the TSA Employees but shall not be permitted to make an offer of employment to any TSA Employees set forth on Schedule 6.1(a)(iii) until the date that notice is received from Buyers that each of the Transition

Services Agreement and Transition Supply Agreement will be terminating within sixty (60) days and such offer shall only be effective upon the completion of the services under the Transition Services Agreement or Transition Supply Agreement in the provision of which such TSA Employee is engaged.  Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall impose an obligation on any Buyer to offer employment to any employee of the Sellers or offer any specified compensation or other benefits except to the extent expressly provided herein.

(b)                                 Transferred Employees.  Each Business Employee and TSA Employee who accepts an offer made under Section 6.1(a) and who becomes employed by a Buyer (or any of its affiliates) shall be considered a “Transferred Employee” from and after his or her employment by a Buyer (or any of its affiliates).

(c)                                  Cooperation by Sellers.  To facilitate the hiring by or on behalf of Buyers (or one or more of their affiliates) of the Business Employees and TSA Employees, Sellers shall, and shall cause their applicable affiliates to, permit Buyers to meet and otherwise contact such employees during the time periods set forth in Section 6.1(a); provided, however, that Sellers and Buyers shall cooperate to ensure that such initial contact with the Business Employees will be made, at the latest, twenty (20) business days after the date hereof, and such initial and subsequent pre-Closing contacts will be conducted at reasonable times and upon reasonable notice and at all times in a manner that is reasonably acceptable to Sellers.

6.2                               Prior Service.  Each Transferred Employee shall be given full credit for all his or her service with Sellers and their affiliates for purposes of (a) determining vesting and eligibility to participate  under all of Buyers’ and their applicable affiliates’ employee benefit plans, (b) calculating severance benefits, and (c) calculating vacation benefits.  As soon as practicable, but in no event later than five (5) business days from the date of request by Buyers, Sellers shall prepare and provide to Buyers Schedule 6.2, which shall list all periods of service with Sellers and their affiliates for each Business Employee for whom information is requested by Buyers.

6.3                               Participation by Transferred Employees in Buyers’ Benefit Plans.  Buyers shall, and shall cause their applicable affiliates to, offer each Transferred Employee the opportunity to participate, immediately after the Closing, in all of the employee benefit plans (of the applicable Buyer or affiliate) for which each such Transferred Employee would be eligible under the eligibility requirements for each such plan.  Each Transferred Employee will be covered under the employee benefit plans of the applicable Buyer or affiliate that are available to other employees of such Buyer or affiliate who are employed in similar categories of employment, to the extent each such Transferred Employee otherwise meets the eligibility requirements for each such plan.

6.4                               Non-Solicitation.  Except as provided in Section 6.1, (a) With respect to any TSA Employee, until the earlier of (i) expiration or termination of the Transition Services Agreement and the Transition Supply Agreement and (ii) involuntary separation of employment other than as a result of a breech of this Section 6.4 and (b) with respect to any employee set forth on Schedule 6.4, until the earlier of (i) the date that is five (5) years after the Closing Date and (ii) separation of employment (other than as a result of a breach of this Section 6.4), Buyers agree not to, and to cause their affiliates not to, either on their own account or in conjunction with or on behalf of any other person, directly or indirectly, without the consent of Sellers, solicit for employment (other than through a general advertisement or solicitation not aimed at a specific employee) or employ any such person.

6.5                               No Transfer of Employment.

(a)                                  Sellers and Buyers agree that employees of Sellers and their affiliates (other than the Transferred Employees) are not intended to, by application of any applicable local law or otherwise, transfer to Buyers as a result of the Transactions. Sellers and Buyers are agreed that, wherever such a transfer could occur or be requested by any employees of Sellers or any of their affiliates (other than the Transferred Employees), they will contact such employees to avoid such transfer where at all possible under the respective statutory provisions of the jurisdiction governing the relevant employment relationship.  Both Sellers and Buyers intend that all employees of Sellers and their affiliates (other than the Transferred Employees) shall not become employees of Buyers or any of their affiliates on or after the Closing Date irrespective of the Transactions. To this end, Sellers shall perform all actions and undertake all steps legally admissible in the respective jurisdictions to ensure that such employees do not become employees of the Buyers or any of their affiliates.  Buyers and their affiliates covenant and agree not to hire or employ, for a period of twelve (12) months after the Closing Date, any employees domiciled in Europe that are terminated by Sellers or their affiliates.

(b)                                 In particular, Sellers shall, effective as of the Closing Date, allocate any employees domiciled in the United Kingdom to parts of Sellers’ business which do not form part of the Transactions wherever such allocation or reassignment is legally permissible. Where such allocation or reassignment to an excluded part of Seller’s business is impermissible, Sellers shall use every effort to offer to such UK employees, and procure that such employees accept, contracts for continued employment with Sellers or any of their affiliates on terms no less favorable than those in force immediately prior to the Closing Date by entering into new employment agreements with such employees.

(c)                                  If, for any reason whatsoever, any employee of Sellers or any of their affiliates (other than the Transferred Employees) should transfer to Buyers or any of their affiliates, Sellers shall indemnify and hold harmless Buyers and their affiliates in respect of any cost related to the termination of employment of any such employee provided that Buyer takes commercially reasonable efforts to terminate such employee as soon as practicable. This shall include all claims and payments defined as Excluded Liabilities in Section 1.3(b) as well as any legal fees, court costs or other such expenses which Buyers or their affiliates may reasonably incur as a result of or in connection with the termination of employment of any such employees provided that Buyer takes commercially reasonable efforts to terminate such employees as soon as practicable.

6.6                               WARN Act Compliance.  Sellers shall be responsible for providing any required WARN Act notices or other notices required by any similar applicable state or local laws and shall bear all costs in connection with such obligations, if any, in connection with the Transactions.

7.                                      CONDITIONS TO CLOSING

7.1                               Conditions to Each Party’s Obligations.

(a)                                  No Government Proceeding or Litigation.  No suit, action, investigation, inquiry, or other proceeding by any Governmental Entity shall be pending which questions the validity or legality of this Agreement or the Transactions.

(b)                                 No Injunction.  On the Closing Date, there shall be no effective injunction, preliminary restraining order, or any Order of any nature issued by a Governmental Entity directing that the Transactions not be consummated as so provided.

(c)                                  Governmental and Regulatory Consents.  All Consents, approvals and authorizations of, filings and registrations with, and notifications to (in each case, other than antitrust filings), any Governmental Entity which are required for the consummation of the Transactions shall have been obtained or made and shall be in full force and effect.  All Consents, approvals and authorizations or, filings and registrations with, and notifications to, the relevant Governmental Entities with respect to antitrust filings in the U.S. and in the jurisdictions listed on Schedule 5.6(b), which are required for the consummation of the Transactions, shall have been obtained or made and shall be in full force and effect, and all waiting periods applicable thereto (including under the HSR Act and any applicable foreign antitrust Laws) shall have expired.

7.2                               Conditions to Sellers’ Obligations.  The obligations of Sellers to consummate the Transactions shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by US Seller on behalf of itself and the other Sellers:

(a)                                  Representations and Agreements.  (i) Each of the representations and warranties made by Buyers herein (x) that are qualified or limited by materiality (including Buyer Material Adverse Effect and the word material) shall be true and correct when made, and on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except for those representations and warranties which speak as to a specific date which shall be true and correct as of such date, and (y) that are not so qualified or limited shall be true and correct in all material respects when made, and on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except for those representations and warranties which speak as to a specific date which shall be true and correct in all material respects as of such date; (ii) Buyers shall have performed and complied in all material respects with each of the agreements and covenants required to be performed or complied with by Buyers on or prior to the Closing Date; and (iii) Sellers shall have received a certificate executed by an executive officer of the US Buyer to the foregoing effect.

(b)                                 Ancillary Agreements.  Buyers shall have executed and delivered the Bill of Sale, the Assignment and Assumption Agreement, the Cross License Agreement, the Transition Services Agreement, the Transition Supply Agreement and the Clinical Studies Agreement.

7.3          Conditions to Buyers’ Obligations.  The obligations of Buyers to consummate the Transactions shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by US Buyer on behalf of itself and the other Buyers:

(a)           Representations and Agreements.  (i) Each of the representations and warranties made by Sellers herein (x) that are qualified or limited by materiality (including Material Adverse Effect and the word material) shall be true and correct when made, and on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except for those representations and warranties which speak as to a specific date which shall be true and correct as of such date, and (y) that are not so qualified or limited shall be true and correct in all material respects when made, and on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except for those representations and warranties which speak as to a specific date which shall be true and correct in all material respects as of such date; (ii) Sellers shall have performed and complied in all material respects with each of the agreements and covenants required to be performed or complied with by Sellers on or prior to the Closing Date; and (iii) Buyers shall have received a certificate executed by an executive officer of the US Seller to the foregoing effect.

(b)           Consents.  Sellers shall have delivered to Buyers duly executed copies of all Consents specified in Schedule 7.3(b), in a form reasonably satisfactory to Buyers.

(c)           No Material Adverse Effect.  No event, circumstance, occurrence, condition, development, change or effect shall have occurred which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

(d)           Ancillary Agreements.  Sellers shall have executed and delivered the Bill of Sale, the Assignment and Assumption Agreement, the Cross License Agreement, the Transition Services Agreement, the Transition Supply Agreement and the Clinical Studies Agreement.

(e)           Third Party Arrangements.  US Seller shall have delivered an executed certificate that certifies Sellers have entered into the necessary arrangements pursuant to Section 4.4(b) to fulfill their respective obligations under the Ancillary Agreements.

8.                                      INDEMNIFICATION AND CERTAIN REMEDIES

8.1          Survival of Representations and Warranties.  All representations and warranties contained in this Agreement shall survive the Closing for a period of eighteen (18) months from the Closing Date, at which time all such representations and warranties will expire and terminate; provided that the representations and warranties set forth in Section 2.6 (Tax Liabilities) shall survive until thirty (30) days after the expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), at which time such representations and warranties will expire; provided, further, that the representations and warranties set forth in Section 2.1 (Organization and Good Standing), Section 2.2 (Authority; Binding Effect), Section 2.9(a) (Title to Properties), Section 2.18(a) (No Brokers), Section 3.1

(Organization and Good Standing), Section 3.2 (Authority; Binding Effect) or Section 3.6 (No Brokers) shall survive the Closing indefinitely; and provided, further, that Section 2.8 (Compliance with Laws) shall survive until the Initial FDA Approval is obtained solely for any liabilities or obligations with respect to any violations of any Law arising out of the activities, submissions, statements or filings made by any Seller or its affiliates, on or prior to the Closing Date, related to the PMA Application or Sellers’ efforts to obtain either the Initial FDA Approval or the Secondary FDA Approval.  Upon expiration and termination of a representation or warranty as provided in the immediately preceding sentence, no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto shall be commenced thereafter, unless prior to such expiration and termination a claim for indemnification with respect thereto shall have been made by written notice given prior to such expiration and termination; provided, however, that the foregoing shall not apply in the case or fraud or intentional misrepresentation.

8.2          Indemnification by Sellers.

(a)           Subject to the limitations set forth in this Article 8, following the Closing, Sellers, jointly and severally, shall indemnify Buyers and their affiliates and the officers, directors, managers, employees, agents and representatives of each Buyer and its affiliates (each, a “Buyer Indemnified Person”) and hold them harmless from and against any loss, liability, Claim, damage, Tax or expense (including reasonable legal fees and expenses) (collectively, “Damages”) suffered or incurred by the Buyer Indemnified Persons as a result of, arising out of or relating to, any:

(i)            breach of any representation or warranty made by Sellers contained in this Agreement, the Disclosure Schedule, or the certificate delivered pursuant to Section 7.3(a) (determined without giving effect to any “materiality” or “Material Adverse Effect” qualification set forth therein);

(ii)           breach of any covenant or obligation of any Seller contained in this Agreement; or

(iii)          Excluded Liabilities.

(b)           Sellers will have no obligation to indemnify the Buyer Indemnified Persons pursuant to Section 8.2(a)(i) in respect of Damages arising from the breach of any representation or warranty described therein unless the aggregate amount of all such Damages incurred or suffered by the Buyer Indemnified Persons exceeds One Million Two Hundred Fifty Thousand Dollars ($1,250,000), at which point Sellers will indemnify the Buyer Indemnified Persons for all Damages suffered by them in excess of such threshold (the “Deductible”) (provided that the Deductible will not apply to claims for indemnification pursuant to Section 8.2(a)(i) in respect of breaches of the representations and warranties set forth in Section 2.9(b) (Sufficiency of Non-IP Assets) or Section 2.11(d) (Sufficiency of Know-How)), and Sellers’ aggregate liability in respect of claims for indemnification pursuant to Section 8.2(a)(i) will not in any event exceed eleven percent (11%) of the Purchase Price actually received by Sellers under Section 1.2 at the time of such indemnification payment; provided that the foregoing limitations will not apply to

(i) claims for indemnification pursuant to Section 8.2(a)(i) in respect of breaches of the representations and warranties set forth in Section 2.1 (Organization and Good Standing), Section 2.2 (Authority; Binding Effect), Section 2.6 (Tax Liabilities), Section 2.9(a) (Title to Properties) or Section 2.18(a) (No Brokers), or (ii) claims based upon fraud or intentional misrepresentation by Sellers or their affiliates.  The parties acknowledge and agree that Buyers shall not be entitled to any rights of offset and shall not be permitted to deduct any amounts claimed hereunder from any payments otherwise required to be made by Buyers under this Agreement.

(c)           Patent Liability and Indemnity; Exclusive Remedy.  Sellers, jointly and severally, shall indemnify the Buyer Indemnified Persons in accordance with the provisions of this Section 8.2(c) for any Patent Damages as a result of or arising out of any Claim containing an allegation that the Products infringe a Third Party Patent (as defined herein) (“Patent Claim”).  “Patent Damages” shall mean monetary damages (including, for the avoidance of doubt, royalty awards, accountings, lost profits or other similar remedies under the patent Laws) actually paid by Buyer Indemnified Persons (and not reimbursed by insurers, or by contribution or a similar remedy) to a third party:  (A) on any final Order after all appeals are exhausted or the time for all such appeals has expired entered in respect of such a Patent Claim by a Governmental Entity against a Buyer Indemnified Person; (B) for any settlements entered into by a Buyer Indemnified Person as a result of or arising out of such a Patent Claim; provided, however, that Sellers have consented in writing to such settlement, such consent not to be unreasonably withheld, conditioned or delayed; or (C) as a result of or arising out of any indemnification, contribution, warranty or similar or equivalent claim by any contract manufacturers, end-users, customers, suppliers or distributors of any Buyer Indemnified Person, as a result of or arising out of any Patent Claim alleged against any of them.  Patent Damages shall not include any attorneys’ fees or costs, expert fees or costs, court costs, sanctions or any other fees, costs or expenses of defense incurred by the Buyer Indemnified Person (or the third parties in (C)) as a result of or arising out of the defense of any Patent Claim.  Solely for purposes of this Section 8.2(c), “Third Party Patent” means a patent issued, not subject to a final, non-appealable adverse decision resulting from reexamination or any final, non-appealable court decision of invalidity, as of the Closing, excluding patents that are:  (x) the subject of non-infringement opinions of outside counsel that (i) are dated as of or prior to October 25, 2007; (ii) were delivered or made available in writing to Buyers or their counsel on or prior to November 25, 2007; and (iii) are signed as of or prior to the date of this Agreement, or, with respect to opinions that are unsigned as of the date of this Agreement, signed before the Closing Date; or (y) owned, licensed or controlled by Buyers or their affiliates.

(i)            Sellers’ obligation to indemnify the Buyer Indemnified Persons in accordance with the terms of this Section 8.2(c) is expressly conditional upon:

(A)          A written notice of a Patent Claim first being received by a Buyer Indemnified Person after Closing but in no event later than the second anniversary of the Closing Date;

(B)           Any Buyer notifying Sellers in writing of a Patent Claim (“Patent Claim Notice”) within 30 days of a Buyer Indemnified Person receiving such Patent

Claim, unless and to the extent any delay thereafter does not materially prejudice Sellers’ defense; provided, however, that Buyer shall not be permitted to send any Patent Claim Notices to Sellers more than 60 days after the second anniversary of the Closing Date; and

(C)           In the event of Patent Damages arising from a settlement, Sellers must have consented to such Settlement, such consent not to be unreasonably withheld, conditioned or delayed.

(ii)           Each Buyer, with respect to itself, represents and warrants to Sellers that, to the actual knowledge of the persons on Schedule 8.2(c)(ii), as of the date of this Agreement and for the past three years prior to such date, such Buyer has not received any written notice or any written threatened claim that the conduct of such Buyer’s business infringes any Third Party Patent or patent application covering stents, delivery systems for stents and/or the method of insertion or implantation of stents.

(iii)          Buyers (or, at Buyers’ election, the applicable Buyer Indemnified Person(s)) shall have the sole right to control the defense of any Patent Claims at Buyers’ expense, and shall have the right to settle any such claim, provided that the Buyer Indemnified Persons shall not enter into any settlement or pay any Patent Damages that subjects Sellers to indemnification liability hereunder without the Sellers’ prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Upon request, Buyers (or the applicable Buyer Indemnified Person) shall promptly inform Sellers of any material development in any Patent Claim hereunder; provided that the parties shall cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege; provided, further, that the Buyer Indemnified Person shall be entitled to withhold information from Sellers if providing such information to Sellers would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to Sellers in a manner which would not result in such a waiver.  In the event of a Patent Claim involving Patent Damages under Section 8.2(c)(C), if a Buyer Indemnified Person does not have the information to provide to Sellers in accordance with the preceding sentence, such Buyer Indemnified Person shall reasonably cooperate with and assist Sellers to facilitate the third parties identified in Section 8.2(c)(C) providing such information to Sellers; provided that such third parties shall be entitled to withhold such information from the Buyer Indemnified Person or from Sellers if providing such information would cause the attorney-client privilege thereof to be waived and there is no method of providing such information in a manner which would not result in such a waiver.

(iv)          Sellers have no obligation to indemnify the Buyer Indemnified Persons in accordance with the terms of this Section 8.2(c) to the extent any Patent Claim (or any Patent Damages arising therefrom) is based upon, in whole or in part, any post-Closing modifications to the Products.  Nothing in this Section 8.2(c)(iv) shall be deemed to modify the parties’ obligations under the Transition Supply Agreement.

(v)           For purposes of this Section 8.2(c), Sellers’ obligation to indemnify Buyer Indemnified Persons for Patent Damages is as follows:

Patent Damages Paid By Buyer Indemnified Person	Seller’s Reimbursement Percentage of Patent Damages Paid
$0.01 to $30,000,000	50%
Over $30,000,000	0%

By way of example and not as a limitation:  If Buyer Indemnified Person(s) pay Patent Damages of $15,000,000 for one or more Patent Claims, Sellers shall pay such Buyer Indemnified Person(s) a total of $7,500,000 (that is, 50% of the Patent Damages paid by such Buyer Indemnified Person(s) between $0.01 to $30,000,000).  If Buyer Indemnified Person(s) pay Patent Damages in excess of $30,000,000 for one or more Patent Claims, Sellers’ total indemnification obligation for Patent Claims under this Section 8.2(c) and this Agreement shall be $15,000,000 (50% of the Patent Damages up to $30,000,000 and 0% of all Patent Damages over $30,000,000).

(vi)          Sellers shall indemnify the Buyer Indemnified Persons for any Patent Damages for any sales reasonably identifiable as damages on account of sales made prior to the Closing Date without regard to the $15 million limitation set forth herein.

(vii)         The amounts set forth in this Section 8.2(c) are cumulative, not per occurrence, and constitute Sellers’ full and complete liability with respect to all Patent Claims as a result of or arising out of this Agreement, the Products and the Business.  It is the express and specific intention of the parties to this Agreement that Sellers’ total liability on account of any and all Patent Claims as a result of or arising out of this Agreement, the Products and the Business be limited to no more than fifteen million dollars ($15,000,000) with respect to Products sold after the Closing Date, plus, with respect to Products sold before the Closing Date, the amounts set forth in Section 8.2(c)(vi), if any.  This indemnity obligation and remedy are given to Buyer Indemnified Persons solely for their benefit and there are no other third party beneficiaries of this remedy.

8.3          Indemnification by Buyers.

(a)           Subject to the limitations set forth in this Article 8, following the Closing, Buyers shall indemnify Sellers and their affiliates and the officers, directors, managers, employees, agents and representatives of each Seller and its affiliates (each, a “Seller Indemnified Person”) and hold them harmless from and against any Damages suffered or incurred by the Seller Indemnified Persons as a result of, arising out of or relating to, any:

(i)            breach of any representation or warranty made by Buyers contained in this Agreement, the Buyers’ Schedule or the certificate delivered pursuant to Section 7.2(a)

(determined without giving effect to any “materiality” or “Buyer Material Adverse Effect” qualification set forth therein);

(ii)           breach of any covenant or obligation of any Buyer contained in this Agreement; or

(iii)          Assumed Obligations.

(b)           Buyers will have no obligation to indemnify the Seller Indemnified Persons pursuant to Section 8.3(a)(i) in respect of Damages arising from the breach of any representation or warranty described therein unless and until the aggregate amount of all such Damages incurred or suffered by the Seller Indemnified Persons exceeds One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (at which point Buyers will indemnify the Seller Indemnified Persons for all Damages suffered by them in excess of such threshold), and the Buyers’ aggregate liability in respect of claims for indemnification pursuant to Section 8.3(a)(i) will not in any event exceed eleven percent (11%) of the Purchase Price actually received by Sellers under Section 1.2 at the time of such indemnification payment; provided that the foregoing limitations will not apply to (i) claims for indemnification pursuant to Section 8.3(a)(i) in respect of breaches of the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority; Binding Effect) or Section 3.6 (No Brokers) or (ii) claims based upon fraud or intentional misrepresentation by Buyers or their affiliates.  The parties acknowledge and agree that Sellers shall not be entitled to any rights of offset and shall not be permitted to deduct any amounts claimed hereunder from any payments otherwise required to be made by Sellers under this Agreement.

8.4          Third-Party Claims.  All claims for indemnification by a party entitled to be indemnified under this Article 8 (an “Indemnitee”) by another party (an “Indemnitor”) shall be asserted and resolved as follows:

(a)           If any claim or demand (other than Patent Claims, which are governed by Section 8.2(c)) for which the Indemnitee may claim indemnity pursuant to Section 8.2 or Section 8.3, as the case may be, is asserted against or sought to be collected from the Indemnitee by a third party (a “Third-Party Claim”), then the Indemnitee shall give written notice thereof to the Indemnitor as promptly as practicable following the receipt by the Indemnitee of the Third-Party Claim (the “Third-Party Claim Notice”); provided that the failure so to notify the Indemnitor will not relieve the Indemnitor from any liability it may have to the Indemnitee under this Article 8 unless, and then only to the extent, the failure so to notify results in the loss of material rights or defenses.

(b)           The Indemnitor shall have thirty (30) days from the date on which the Third-Party Claim Notice is duly given (the “Notice Period”) to notify the Indemnitee whether or not the Indemnitor desires, at its sole cost and expense, to defend the Indemnitee against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee.

(c)           If the Indemnitor notifies the Indemnitee in writing within the Notice Period that it desires to defend the Indemnitee against the Third-Party Claim, then (except as provided below) the Indemnitor shall defend, at its sole cost and expense, the Indemnitee by appropriate proceedings, shall use commercially reasonable efforts to settle or prosecute the proceedings to a final conclusion in such a manner as to avoid the Indemnitee becoming subject to any injunctive or other equitable order for relief, and shall control the conduct of such defense.  The Indemnitor shall not be entitled to assume the defense of any Third-Party Claim if the Third-Party Claim seeks any relief other than money damages, including any type of injunctive or other equitable relief.  If the Indemnitee shall have reasonably concluded that there are legal defenses or rights available to the Indemnitee that are in conflict with those available to the Indemnitor, then the Indemnitee shall have the right to select one law firm (in addition to local counsel) to act at the Indemnitor’s expense as separate counsel, on behalf of the Indemnitee.  If the Indemnitee desires to participate in, but not control, any other defense or settlement, it may do so at its sole cost and expense (subject to the foregoing sentence).  So long as the Indemnitor is defending in good faith any such Third-Party Claim, the Indemnitee shall not settle such Third-Party Claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

(d)           The Indemnitor will not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third-Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed).

(e)           If the Indemnitor fails to notify the Indemnitee in writing within the Notice Period that the Indemnitor desires to defend the Third-Party Claim, or if the Indemnitor gives such notice but fails to prosecute vigorously and diligently or settle the Third-Party Claim, or if the Indemnitee determines in good faith that there is a reasonable possibility that a proceeding may affect it other than as a result of monetary damages for which it would be entitled to indemnification hereunder, then the Indemnitee will have the right to defend, at the sole cost and expense of the Indemnitor, such Third-Party Claim to a final conclusion or to settle such Third-Party Claim at the discretion of the Indemnitee (with the consent of the Indemnitor, which consent will not be unreasonably withheld or delayed).  The Indemnitor may elect to participate in such proceedings, negotiations or defense at any time at its own expense.  The Indemnitee will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof.

8.5          Tax Benefits; Adjustments to Purchase Price.  Indemnification payments under this Article 8 shall be paid by the Indemnitor without reduction for any tax benefits available to the Indemnitee.  All indemnification payments paid to Buyers or Sellers pursuant to this Article 8 shall be treated by the parties as an adjustment to the Purchase Price for income Tax purposes, unless otherwise required by applicable Laws.

8.6          Exclusive Remedy.  Except as specifically set forth in this Agreement, effective as of the Closing, in the absence of fraud or intentional misrepresentation, each party waives, for itself and the applicable Indemnitee, any rights and claims any Indemnitee may have against the applicable Indemnitor, whether in law or equity, relating to this Agreement and the transactions contemplated hereby.  After the Closing, subject to the foregoing, this Article 8 will provide the exclusive remedy for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement.

9.                                      TERMINATION AND ABANDONMENT

9.1          Methods of Termination.  This Agreement may be terminated at any time prior to the Closing as follows:

(a)           by mutual consent of the parties to this Agreement;

(b)           by either Buyers, on the one hand, or Sellers, on the other hand, upon five (5) business days prior written notice if the parties seeking to terminate are not then in material breach of this Agreement and there has been a material breach of this Agreement by the other parties which has not been cured prior to the earlier to occur of:  (i) thirty (30) days after written notice of such breach has been given by the non-breaching parties and (ii) five (5) business days prior to the End Date; or

(c)           by either Buyers, on the one hand, or Sellers, on the other hand, upon written notice if the Closing has not occurred on or before May 1, 2008; provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a party whose failure to fulfill any of its obligations under this Agreement has been the cause of, or results in, the failure of the Closing to occur.

9.2          Termination Procedure and Effect.  In the event of termination pursuant to this Article 9, a written notice thereof shall forthwith be given by the terminating party to the other party and the Transactions shall be abandoned without further actions.  If the Transactions are abandoned as provided herein, then:

(a)           the Confidentiality Agreements shall survive the termination of this Agreement and shall remain in full force according to their respective terms; and

(b)           all of the provisions of this Agreement shall be of no further force and effect and the parties shall have no further obligations hereunder, except that (i) the provisions of this Article 9, Article 10 and Section 6.3 (Confidentiality) shall survive such termination and (ii) each party shall retain its rights against the other party with respect to any breach of this Agreement committed prior to the termination or abandonment of the Transactions.

10.                               MISCELLANEOUS

10.1        Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered (including delivery by facsimile transmission) shall be deemed an original, and such counterparts together shall constitute only one original.

10.2        Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or sent by telecopy, or sent, postage prepaid, by United States registered, certified, or express mail, or reputable overnight courier service, and shall be deemed given (i) if delivered by hand, when so delivered, or (ii) if sent by telecopy, when received, or (iii) if sent by mail, three (3) business days after mailing (two (2)

business days in the case of express mail), or (iv) if sent by overnight courier service, one (1) business day after delivery to such service, as follows:

If to any Seller:	EDWARDS LIFESCIENCES LLC
c/o Edwards Lifesciences Corporation
Attn: General Counsel
One Edwards Way
Irvine, California 92614
Fax: (949) 250-6868

Copies to:	GIBSON, DUNN & CRUTCHER LLP
Attn: John M. Williams
3161 Michelson Drive, Suite 1200
Irvine, California 92612
Fax: (949) 451-4220

If to any Buyer:	C. R. BARD, INC.
Attn: Office of the General Counsel
730 Central Avenue
Murray Hill, New Jersey 07974
Fax: (908) 277-8025

Copy to:	SIMPSON THACHER & BARTLETT LLP
Attn: Kathryn King Sudol
425 Lexington Avenue
New York, New York 10017
Fax: (212) 455-2502

Any party hereto may change the address to which notices and other communications are to be delivered or sent by giving the other party notice in the manner herein set forth.

10.3        Successors and Assigns.  This Agreement and the rights, interests, and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party without the prior written consent of the other party hereto; provided that Buyers may assign their rights, interests and obligations hereunder to any direct or indirect wholly-owned subsidiary of the US Buyer upon written notice to Sellers; provided, further, that any such assignment shall not relieve the assigning party of its liabilities and obligations hereunder.

10.4        Governing Law; Jurisdiction.

(a)           This Agreement shall be construed and enforced in accordance with the Laws of the State of Delaware.

(b)           Each of the parties hereto, (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and irrevocably waives to the fullest extent permitted by applicable Law any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject mater hereof, may not be enforced in or by such courts, (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Court of Chancery of the State of Delaware, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

10.5        Amendment.  This Agreement may be amended, modified, or supplemented only by a written instrument executed by each party hereto.

10.6        Entire Agreement.  This Agreement, the Confidentiality Agreements, the Ancillary Agreements, the exhibits, annexes and schedules hereto and thereto, and the other documents executed and delivered or to be executed and delivered pursuant hereto contain the complete agreement among the parties with respect to the Transactions and supersede all prior oral or written agreements and understandings among the parties with respect to the subject matter hereof.

10.7        Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision by its severance (except to the extent such remaining provisions constitute obligations of another party to this Agreement corresponding to the unenforceable provision); in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

10.8        Specific Performance.  Each party’s obligations under this Agreement are unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-defaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages would be adequate, provided neither party shall be entitled to recover punitive damages.

10.9        Publicity.  US Buyer and US Seller will promptly announce the execution of this Agreement pursuant to separate press releases which will have first been reviewed by the other party.  Each party will consider the comments of the other but will not be required to incorporate such comments.

10.10      Interpretation.  In this Agreement, the Disclosure Schedule, the Buyers’ Schedule and any exhibit or annex hereto, or any other document or instrument to be executed and delivered as contemplated herein:

(a)           words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

(b)           “including,” “includes,” “include” or words of similar import shall be deemed to be accompanied by the words “without limitation;”

(c)           “affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended;

(d)           “business day” means any day other than a Saturday, Sunday, or a day that banks are required or permitted to close in New York, New York;

(e)           “person” means an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government, Governmental Entity or other entity;

(f)            the use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement;

(g)           when calculating the period of time within which or following which any act is to be done or step taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day that is a business day;

(h)           all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds;

(i)            the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular Section in which such words appear; and

(j)            all references to statutes or regulations are deemed to refer to such statutes and regulations as amended from time to time or as superseded by comparable successor provisions.

10.11      Third Party Beneficiaries.  Except as expressly provided in Section 8.2 and Section 8.3 (it being understood that no distributor, customer, supplier or end-user of Buyers, their affiliates or the Business shall have any rights or remedies under this Agreement) this Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any person (including, any Business Employee or TSA Employee or any other employee, director or consultant under Article 6) other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.12      Knowledge Defined.  As used in this Agreement, (a) the terms “to the knowledge of Sellers” and similar terms shall mean the actual knowledge of the individuals set forth in Schedule 10.12 and (b) the terms “to the knowledge of Buyers” and similar terms shall mean the actual knowledge of the individuals set forth in Section 10.12 of the Buyers’ Schedule.

10.13      Expenses.  Except as expressly set forth herein, each party shall pay its own costs and expenses (including all legal, accounting and other expenses incurred by itself and its affiliates) in connection with the Transactions and this Agreement.

10.14      Damages.  EACH PARTY WAIVES ANY CLAIM TO, AND SHALL NOT BE LIABLE (INCLUDING UNDER ARTICLE 8 OR OTHERWISE) FOR, ANY PUNITIVE,  EXEMPLARY, MULTIPLIED, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES (INCLUDING BUSINESS INTERRUPTION, LOSS OF FUTURE REVENUE, DIMINUTION IN VALUE, PROFITS OR INCOME, OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY) FROM THE OTHER PARTIES (OR FROM ANY AFFILIATE OF THE OTHER PARTIES).  FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT LIMIT A PARTY FROM SEEKING INDEMNIFICATION UNDER ARTICLE 8 FROM THE OTHER PARTIES FOR PUNITIVE, EXEMPLARY, MULTIPLIED, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES (INCLUDING BUSINESS INTERRUPTION, LOSS OF FUTURE REVENUE, DIMINUTION IN VALUE, PROFITS OR INCOME, OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY) ASSERTED BY A THIRD PARTY.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLERS:		BUYERS:

EDWARDS LIFESCIENCES LLC		C. R. BARD, INC.

By:	/s/ John H. Kehl, Jr.	By:	/s/ Robert L. Mellen
Name: John H. Kehl, Jr.		Name: Robert L. Mellen
Title: Corporate Vice President		Title: VP Stratigic Planning and
Business Development

EDWARDS LIFESCIENCES A.G.		ANGIOMED GMBH & CO.,
MEDIZINTECHNIK KG

By:	/s/ Patrick Verguet
Name: Patrick Verguet		By:	/s/ J.M. Spicer
Title: CVP Europe		Name: J.M. Spicer
Title: Managing Director

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]